Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BPC HOLDING CORPORATION,

BPC HOLDING ACQUISITION CORP.

and

BPC ACQUISITION CORP.

Dated as of June 28, 2006

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EXHIBITS

Exhibit A	Environmental Reports
Exhibit B	Net Working Capital
Exhibit C	Stockholder Loans
Exhibit D	Letter of Transmittal
Exhibit E	Escrow Agreement
Exhibit F	Commitment Letters

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into this 28th day of June, 2006, by and among BPC HOLDING CORPORATION, a Delaware corporation (the “Company”), BPC HOLDING ACQUISITION CORP., a Delaware corporation (“Purchaser”), and BPC ACQUISITION CORP., a Delaware corporation wholly owned by Purchaser (“Merger Sub”).

RECITALS

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have determined that the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, would be advisable and in the best interests of the current stockholders of the Company and the stockholders of Merger Sub, respectively;

WHEREAS, concurrently with the execution of this Agreement, the holders of in excess of a majority of the Company Stock have executed written consents approving the Merger and the other transactions contemplated hereby; and

WHEREAS, Purchaser, Merger Sub and the Company desire to make, and have relied upon, certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. When used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, including, without limitation, each Subsidiary of such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract, credit arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

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“Aggregate Exercise Price” means the aggregate amount that would be paid to the Company in respect of all Vested Options outstanding immediately prior to the Effective Time if the holders thereof exercised such Vested Options immediately prior to the Effective Time.

“Aggregate Stockholder Loan Value” means the aggregate amount outstanding with respect to all Stockholder Loans immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the Preamble.

“CIC Payments” has the meaning set forth in Section 6.1(c).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means (i) the aggregate amount of the Company’s and each of its Subsidiaries’ cash and cash equivalents on hand or in bank accounts as of the Closing; provided that any cash and cash equivalents will be valued for purposes of calculating Closing Cash net of any fees, costs, and withholding or other Taxes incurred or that would reasonably be expected to be incurred (including as a result of any reduction in any Tax attributes) in connection with causing such cash and cash equivalents to be unrestricted cash held directly by the Company prior to the Effective Time (it being understood that such cash and cash equivalents of the Company's Subsidiaries need not be held directly by the Company prior to the Effective Time), plus (ii) the Aggregate Stockholder Loan Value.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the total amount of Indebtedness of the Company and its Subsidiaries outstanding as of the Effective Time. “Closing Indebtedness” shall not include any Prepayment Expenses or any amounts taken into account in Net Working Capital or in Transaction Expenses.

“Closing Statement” has the meaning set forth in Section 2.11(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 4.5.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” means the Disclosure Schedule delivered by the Company to Purchaser simultaneously with the execution and delivery of this Agreement.

“Company Intellectual Property” means all Intellectual Property which is owned by or used in connection with the business of the Company and any of its Subsidiaries.

“Company Material Adverse Effect” means any change, event or effect that, individually or when taken together with all other such changes, events or effects, is or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, results

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of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than changes, events or effects caused by any state of facts, circumstance, change, development, condition or occurrence to the extent resulting from or attributable to (except, in the case of clauses (a), (b), (c), (e) or (f) to the extent disproportionately affecting the Company and its Subsidiaries relative to other companies in the industry): (a) general economic conditions, (b) the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (c) the industries or markets in which the Company or its Subsidiaries generally operate, (d) the entry into and announcement of this Agreement and the consummation of the transactions contemplated hereby, (e) changes in Law or GAAP or (f) acts of war, terrorism or the escalation of either of the forgoing.

“Company Options” has the meaning set forth in Section 2.8(d).

“Company Stock” has the meaning set forth in Section 2.8(b).

“Company’s Organizational Documents” has the meaning set forth in Section 3.1.

“Contract” means any note, bond, mortgage, indenture, lease, contract, agreement, conveyance to secure debt, deed of trust or other instrument, obligation, commitment or other binding arrangement, whether written or oral.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“DGCL” has the meaning set forth in Section 2.1.

“Debt Financing” has the meaning set forth in Section 4.5.

“Debt Receipt Failure” has the meaning set forth in Section 9.2(b).

“Dissenting Stockholders” has the meaning set forth in Section 2.13.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee” means each current, former, or retired employee, director or officer of the Company or any of its Subsidiaries.

“Employment Agreement” means each management, employment or severance agreement or contract between the Company or any of its Subsidiaries and any Employee pursuant to which the Company or any of its Subsidiaries has or may have any liability contingent or otherwise.

“Environmental Law” means any foreign, federal, state or local law, statute, ordinance, rule or regulation, any common law cause of action providing any right or remedy relating to Environmental Matters, or any legally binding judicial or administrative decision,

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order, or decree, in each case relating to Environmental Matters, as the foregoing are enacted and in effect on or prior to the Closing Date.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, protection of natural resources, or protection of human health or safety from environmental hazards, including any matters relating to emissions, discharges, releases or threatened releases, of Hazardous Substances into the air, surface water, groundwater, soil, land surface or subsurface or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 3.16(b).

“Environmental Reports” means those certain sections of the ENVIRON International Corporation reports identified on Exhibit A attached hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” has the meaning set forth in Section 2.10(b)(iii).

“Escrow Agent” has the meaning set forth in Section 2.10(b)(iii).

“Escrow Agreement” has the meaning set forth in Section 2.10(b)(iii).

“Estimated Merger Consideration” means a good faith estimate of the Merger Consideration, as determined by the Company, in accordance with this Agreement.

“Estimated Option Payment” means, with respect to each share of Company Stock subject to a Vested Option, (a)(i) the Estimated Merger Consideration plus the Aggregate Exercise Price divided by (ii) the number of shares of Company Stock outstanding immediately prior to the Effective Time (assuming the exercise of all Vested Options outstanding immediately prior to the Effective Time), minus (b) the per share exercise price of such Vested Option.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Closing Amount” means the Merger Consideration as set forth on the Final Closing Statement.

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“Final Closing Statement” has the meaning set forth in Section 2.11(c).

“Food and Drug Safety Laws” has the meaning set forth in Section 3.22(a).

“Foreign Plan” means each Plan (as hereinafter defined) that is subject to or governed by the Law of any jurisdiction other than the United States and pursuant to which the Company or any of its Subsidiaries has or may have any liability, contingent or otherwise.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Entity” means any government or any court, arbitrator, tribunal, administrative agency or commission or other governmental, public or other regulatory authority, instrumentality, department, ministry, board or agency, federal, state, local, tribal, provincial, regional, municipal, supranational or foreign.

“Hazardous Substance” means any material, substance or waste with respect to which liability or standards of conduct may be imposed pursuant to any Environmental Laws.

“HSR Act” has the meaning set forth in Section 3.4.

“Indebted Stockholders” means the Stockholders of the Company that have outstanding obligations with respect to Stockholder Loans.

“Indebtedness” means, without duplication, (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt, (b) the principal of and premium in respect of obligations evidenced by bonds, debentures, notes or other similar instruments, including accrued interest, (c) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered to the Company or any of its Subsidiaries, (d) capital leases of the Company or any of its Subsidiaries classified as such on the Latest Balance Sheet and similar capital leases of the Company or any of its Subsidiaries entered into since the date of the Latest Balance Sheet and (e) all Indebtedness of another person referred to in clauses (a) through (d) above guaranteed directly or indirectly, jointly or severally, in any manner by the Company or any of its Subsidiaries (other than with respect to Indebtedness otherwise included in clauses (a) through (d) above).

“Indemnified Person” has the meaning set forth in Section 6.2.

“Intellectual Property” means all United States or foreign: patents, patent applications, patentable inventions, design patents and industrial designs, and improvements thereto; registered and material unregistered trademarks, trade names, service marks, trade dress, slogans, logos, domain names, and designs, and all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; registered and material unregistered copyrights and copyright applications, and all registrations and renewals in connection therewith; trade secrets and proprietary and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing

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and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); and licenses, sublicenses, or agreements related to any of the foregoing.

“IRS” means the Internal Revenue Service.

“ISRA” has the meaning set forth in Section 7.3(c).

“Key Employees” has the meaning set forth in Section 2.8(e).

“knowledge of the Company” means the knowledge, in each case after reasonable inquiry, of Ira G. Boots- President, CEO, James M. Kratochvil- EVP and CFO, Jeffrey D. Thompson, VP and General Counsel, Ralph Brent Beeler, COO, Randy Hobson, President, Rigid Closed Top, Adam Unfried, President, Rigid Open Top, Brett Bauer, EVP - Corporate Development, Fred Heseman, EVP, Engineering Technology, Marcia Jochem, EVP - Human Resources, Mark Miles, EVP and Controller, or Greg Jones, Corporate Manager Safety, Health & Environmental.

“knowledge of Purchaser” or “knowledge of Merger Sub” means the knowledge, in each case after reasonable inquiry, of Robert Seminara, Anthony Civale or Michael Jupiter.

“Latest Audited Balance Sheet” has the meaning set forth in Section 3.6.

“Latest Balance Sheet” has the meaning set forth in the definition of “Latest Financial Statements”.

“Latest Financial Statements” means the unaudited consolidated balance sheet of the Company as of April 1, 2006 (the “Latest Balance Sheet”) and the related unaudited statement of operations and cash flow for the three months then ended, including the related notes and schedules thereto, each as set forth in the Company’s Form 10-Q for the period ended April 1, 2006 filed with the SEC.

“Law” means any applicable federal, state, local or foreign law, statute, common law, rule, ordinance, regulation, code, licensing requirement, judgment, injunction, order, writ, decree, license, guideline or interpretation having the force of law, permit, bylaw or other restriction, in each case, of any Governmental Entity.

“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries, as tenant, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment attached or appurtenant thereto.

“Lien” means any material adverse claim, restriction on voting or transfer or pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, restriction or security interest of any kind.

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“Material Contracts” has the meaning set forth in Section 3.13(a).

“Material Permits” has the meaning set forth in Section 3.8.

“Material Software” has the meaning set forth in Section 3.12(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means an amount equal to (i) $2,250,000,000, plus (ii) Closing Cash, less (iii) Closing Indebtedness, less (iv) Transaction Expenses, plus (v) the Net Working Capital Adjustment (which may be a negative number).

“Merger Sub” has the meaning set forth in the Preamble.

“Neutral Auditors” has the meaning set forth in Section 2.11(c).

“Net Working Capital” means the consolidated net working capital of the Company and its Subsidiaries as of the Closing, calculated in accordance with GAAP consistently applied with the application thereof in the Latest Audited Balance Sheet, subject to accounting principles, methodologies, procedures and classifications as are set forth in Exhibit B attached hereto.

“Net Working Capital Adjustment” means the amount by which (a) the Net Working Capital as of the Closing exceeds the Target Net Working Capital or (b) the Net Working Capital as of the Closing is less than the Target Net Working Capital; provided that any amount which is calculated pursuant to this clause (b) shall be deemed to be a negative number.

“Other Filings” means any filings required to be filed by the Company or Purchaser with any Governmental Entity under the Securities Act, the Exchange Act, any stock exchange rule or any other federal, state, local or foreign laws in connection with the transactions contemplated hereby.

“Owned Real Property” means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment of the Company or any of its Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Per Share Escrow Amount” means (a) the Representative Escrow Amount  divided by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time (assuming the exercise of all Vested Options outstanding immediately prior to the Effective Time).

“Per Share Estimated Merger Consideration” means (a) the Estimated Merger Consideration plus the Aggregate Exercise Price divided by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time (assuming the exercise of all Vested Options outstanding immediately prior to the Effective Time).

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“Per Share Merger Consideration” means (a) the Merger Consideration plus the Aggregate Exercise Price divided by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time (assuming the exercise of all Vested Options outstanding immediately prior to the Effective Time).

“Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or for which adequate reserves are maintained on the financial statements of the Company and its Subsidiaries as of the Closing Date; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings (and, in each case, for which adequate reserves are maintained on the financial statements of the Company and its Subsidiaries as of the Closing Date in conformity with GAAP); (c) ordinary course pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice that, individually or in the aggregate, are not material in amount; (e) with respect to real estate, all matters of record, including, without limitation, survey exceptions, reciprocal easement agreements and other encumbrances on title to real property, provided that such matters, individually or in the aggregate, do not materially impair the current use, utility or value of the underlying real property; (f) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations imposed (in each case) by a Governmental Entity, which do not materially impair the current use of the underlying asset; (g) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any Environmental Permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal Environmental Laws applicable to the Company or any of its Subsidiaries or any of their respective properties, provided that such matters, individually or in the aggregate, do not materially impair the current use, utility or value of the underlying real property; (h) Liens securing the obligations of the Company or any of its Subsidiaries under secured Indebtedness of the Company or any of its Subsidiaries and (i) Liens referred to in the Company Disclosure Schedule.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity.

“Plan” has the meaning set forth in the definition of “U.S. Benefit Plan”.

“Prepayment Expenses” means any make-whole amount, premium over face amount, termination fees, prepayment penalties, expenses, breakage costs or other fees, costs or expenses incurred in connection with the prepayment, repurchase, tender/consent solicitation or defeasance of any Indebtedness of the Company or any of its Subsidiaries or resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated

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hereby. For the avoidance of doubt, Prepayment Expenses shall not include any amount included in Net Working Capital.

“Proceeding” means any writ, injunction, decree, order, judgment, lawsuit, claim, action, suit, arbitration (formal or informational), proceeding, notice of violation, investigation, demand letter or summons.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Closing Payment” has the meaning set forth in Section 2.11(e)(i).

“Purchaser Termination Fee” has the meaning set forth in Section 9.2(b).

“Q&A-7” has the meaning set forth in Section 6.1(c).

“Representative” has the meaning set forth in Section 10.1(a).

“Representative Escrow Amount” means $50,000,000.

“Representative Remaining Amount” has the meaning set forth in Section 2.11(e)(i).

“Resolution Period” has the meaning set forth in Section 2.11(b).

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means the forms, proxy statements, registration statements, reports, schedules, statements and other documents required to be filed with the SEC by the Company or any of its Subsidiaries since December 31, 2003, together with all information incorporated therein.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Indebtedness” means the obligations of the Company and Berry Plastics Corporation under the Second Amended and Restated Credit and Guaranty Agreement, dated as of August 9, 2004, as amended by the First Amendment to Second Amended and Restated Credit and Guaranty Agreement dated as of January 1, 2005, the Second Amendment to Second Amended and Restated Credit and Guaranty Agreement dated as of June 3, 2005 and the Third Amendment to Second Amended and Restated Credit and Guaranty Agreement dated as of October 26, 2005, among Berry Plastics Corporation, the Company, certain subsidiaries of Berry Plastics Corporation as Guarantors, the Lenders party thereto, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., and certain agents.

“Shortfall” has the meaning set forth in Section 2.11(e)(iii).

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“Stockholder Loans” means the loans in favor of the Company or a Subsidiary of the Company entered into by certain current employees of the Company or a Subsidiary of the Company, as set forth on Exhibit C hereto.

“Stockholders” means all of the stockholders of the Company as listed in Section 3.2(a) of the Company Disclosure Schedule.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Net Working Capital” means $163,400,000.

“Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any tax authority responsible for the imposition of any such tax (domestic or foreign).

“Tax Return” means any return, declaration or information return relating to Tax, including any schedule or attachment thereto, and including any amendment thereto, required to be filed with any Tax authority.

“10 ¾% Notes” means Berry Plastics Corporation’s 10 ¾% Senior Subordinated Notes due 2012.

“Termination Date” has the meaning set forth in Section 9.1(c).

“Transaction Expenses” means, to the extent not paid before the Effective Time, (a) the amount of any fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants) incurred by the Company or any of its Subsidiaries, or for which they are otherwise liable, in connection with this Agreement or the transactions contemplated hereby, (b) any amounts payable to any officer, director or employee of the Company or any of its Subsidiaries in the nature of a sale bonus as a result of the consummation of the Merger and (c) the aggregate amount of the payments to be made to Terry R. Peets under the Stock Appreciation Rights Agreement dated July 21, 2004, in order to satisfy the Company’s obligations under such agreement. “Transaction Expenses” shall not include (i) any Prepayment Expenses or (ii) any fees, costs or expenses incurred by the Company or any of its Subsidiaries pursuant to Section 4.6 or 7.8. Any Prepayment Expenses and fees, costs and expenses referred to in clause (ii) of the immediately preceding sentence shall not be included in Net Working Capital.

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“Transfer Taxes” means all sales, use, transfer, real property transfer, documentary, recording, stock transfer and similar Taxes (but not (a) any Taxes on income or gains, (b) any franchise Taxes or (c) any Taxes imposed on a Stockholder (or its Affiliate (other than the Company or any of its Subsidiaries) or direct or indirect owner) by reason of the Stockholder (or such Affiliate or owner) being resident in or otherwise having a taxable presence (other than a taxable presence in a Taxing jurisdiction held by all or substantially all Stockholders by reason of their ownership of Company Stock) in a Taxing jurisdiction, such Taxes to be paid and borne by the applicable Stockholder) and any deficiency, interest or penalty with respect thereto.

“Unvested Options” has the meaning set forth in Section 2.8(d).

“U.S. Benefit Plan” means each written material plan, program, policy, contract, agreement or other arrangement providing for compensation, retirement benefits, severance, termination pay, performance awards, stock or equity-related awards, insurance, fringe benefits, health benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral, other than an Employment Agreement (each of the preceding hereinafter is referred to individually as a “Plan” and collectively as the “Plans”), including, without limitation, each “employee benefit plan”, within the meaning of Section 3(3) of ERISA which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been or may be incurred by the Company or any of its Subsidiaries for the benefit of any U.S. Employee.

“Vested Options” has the meaning set forth in Section 2.8(d).

Section 1.2 Interpretation. Meanings specified in this Agreement shall be applicable to both the singular and plural forms of such terms and to the masculine, feminine and neuter genders, as the context requires and the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the Company in its capacity as the surviving corporation is sometimes hereinafter referred to as the “Surviving Corporation”). The Merger shall have the effects specified in the DGCL.

Section 2.2 Closing. Unless this Agreement is sooner terminated as provided in Article IX, upon the terms and subject to the conditions set forth in this Agreement, the

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closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd St., New York, New York 10019, at 9:00 a.m. local time, on the later of (a) five business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment of such conditions) shall be fulfilled or waived in accordance herewith or (b) September 29, 2006, or at such other time or date as the parties hereto may agree. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date”.

Section 2.3 Effective Time. If all the conditions to the Merger set forth in Article VIII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article IX, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

Section 2.4 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended, except that the Surviving Corporation shall have the name “BPC Holding Corporation”.

Section 2.5 Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended.

Section 2.6 Directors of the Surviving Corporation. As of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.7 Officers of the Surviving Corporation. As of the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.8 Effect of Merger on Capital Stock and Vested Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or any shares of the capital stock of Merger Sub:

(a) Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of voting common stock, $0.01 par value, of the Surviving Corporation.

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(b) Except as otherwise provided herein, each share of common stock of the Company (“Company Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from the Surviving Corporation, upon the consummation of the Merger, upon surrender of the certificate or certificates which prior thereto represented shares of Company Stock, an amount equal to the Per Share Merger Consideration in accordance with Section 2.9 and Section 2.11. The Per Share Merger Consideration payable to any Stockholder shall be paid solely in cash. As of the Effective Time, all shares of Company Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall, upon surrender of such certificate in accordance with Section 2.9, cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration in accordance with Section 2.9 and Section 2.11. Each share of Company Stock owned by Purchaser, Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with the DGCL shall not be converted into a right to receive the Per Share Merger Consideration unless such holder fails to perfect or otherwise loses such holder’s right to such payment or appraisal, if any.

(d)  All vested options to purchase shares of Company Stock (including options that vest upon the consummation of the Merger) that are outstanding and unexercised immediately prior to the Effective Time whether under any Company stock option plan or otherwise (individually, a “Vested Option” and collectively, the “Vested Options”), shall be canceled immediately prior to the Effective Time and each holder of a Vested Option will be entitled to receive from the Surviving Corporation as soon as practicable following the Effective Time, for each share of Company Stock subject to a Vested Option, an amount in cash equal to (i) the Per Share Merger Consideration minus (ii) the per share exercise price of such Vested Option. All unvested options to purchase shares of Company Stock outstanding immediately prior to the Effective Time whether under any Company stock option plan or otherwise (“Unvested Options” and, together with the Vested Options, “Company Options”) shall be cancelled without payment or obligation pursuant to the terms of the BPC Holding Corporation 2002 Stock Option Plan. All amounts payable pursuant to this Agreement shall be subject to any required withholding of Taxes. Any adjustment or conversion of Unvested Options pursuant to this Section 2.8(d) shall be made in accordance with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(e) At or prior to the Effective Time, the Company, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any reasonable actions which are necessary to effectuate the provisions of Section 2.8(d). The Company shall take all reasonable actions necessary to ensure that the actions contemplated by Section 2.8(d) shall be effectuated.

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Purchaser desires to amend and extend the terms of employment agreements between the Company and one or more of its Subsidiaries and certain employees of the Company or such Subsidiaries (the “Key Employees”) and enter into certain equity incentive agreements with the Key Employees prior to the Closing, in each case effective as of the Closing. From the date hereof through the Closing, the parties hereto agree to reasonably cooperate with each other in order to effectuate such amendments and agreements, including by agreeing to equitable adjustments to the payment provisions of Section 2.11(d), (e) and (f) to account for amounts that but for such arrangements would be payable to such Key Employees. At or prior to the Effective Time, the Company, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any reasonable actions which are necessary to effectuate the provisions of this Section 2.8(e) and the agreements contemplated hereby.

Section 2.9 Exchange of Certificates. a) At the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Stock shall surrender to the Surviving Corporation the certificate or certificates representing such shares of Company Stock, together with a duly executed letter of transmittal substantially in the form of Exhibit D attached hereto and, upon acceptance thereof by the Surviving Corporation, be entitled to the amount of cash into which such holder’s shares of Company Stock have been converted pursuant to this Agreement. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Stock which have been converted, in whole or in part, pursuant to this Agreement into the right to receive cash and if such certificates are presented to the Surviving Corporation for transfer, they shall be canceled against delivery of cash. Until surrendered as contemplated by this Section 2.9(a), each certificate for shares of Company Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration with respect to each share of Company Stock represented by such certificate as contemplated by Section 2.8(b). No interest will be paid or will accrue on any amounts payable as Per Share Merger Consideration.

(b) No dividends or other distributions with respect to Company Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Company Stock with respect to the shares of Company Stock represented thereby.

(c) Neither Purchaser nor the Company shall be liable to any Person in respect of any shares of retained Company Stock (or dividends or distributions with respect thereto) or the Merger Consideration required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) If any consideration is to be paid to a Person other than the Person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall pay to the Surviving Corporation any Transfer Taxes or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the certificate so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

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(e) If any certificate for shares of Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if requested by the Surviving Corporation, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate (and such affidavit of loss shall not be deemed effective without the posting of such bond if required hereunder), the Surviving Corporation will pay, in exchange for such lost, stolen or destroyed certificate, the Per Share Merger Consideration to be paid in respect of each share of Company Stock represented by such certificate in accordance with this Section 2.9 and Section 2.11.

Section 2.10 Payments at Closing.

(a) Not less than three business days prior to the Closing Date, the Company shall in good faith prepare and deliver to Purchaser a statement containing the Estimated Merger Consideration and the components thereof, together with reasonable supporting detail. Such statement shall be binding for purposes of the Estimated Merger Consideration, absent mathematical error or calculation inconsistent with the terms of this Agreement, in which case the Estimated Merger Consideration shall be adjusted to correct such error or inconsistency.

(b) Subject to the provisions of this Agreement, simultaneously with the Closing, Purchaser shall:

(i) pay, or cause the Surviving Corporation to pay, to the Stockholders (other than Dissenting Stockholders) with respect to each share of Company Stock outstanding immediately prior to the Effective Time, an amount equal to the Per Share Estimated Merger Consideration less the Per Share Escrow Amount;

(ii) pay, or cause the Surviving Corporation to pay to the holders of Vested Options with respect to each share of Company Stock subject to a Vested Option, an amount equal to the Estimated Option Payment less the Per Share Escrow Amount; and

(iii) deposit, or cause to be deposited, the Representative Escrow Amount into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement (A) shall be entered into on the Closing Date by Purchaser, the Representative and an escrow agent (the “Escrow Agent”) to be mutually agreed upon between Purchaser and the Representative and (B) shall be substantially in the form of Exhibit E attached hereto.

(c) The Company shall request each Stockholder and each holder of Vested Options to submit to the Company, not later than five business days prior to the Closing Date, instructions for delivery of the payment in respect of such delay to be made pursuant to Section 2.10(b)(i) and (ii), together with customary documentation and tax information for the delivery of shares (or with respect to Vested Options), which documentation and tax information shall be reasonably acceptable to the Company and Purchaser. No later than two business days prior to the Closing Date the Company shall deliver to Purchaser a schedule setting forth how the

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payments to be made pursuant to Section 2.10(b)(i) and (ii) will be distributed, including wire instructions in the case of payments to be made at the Closing by wire transfer.

Section 2.11 Post-Closing Adjustments.

(a) As promptly as practicable after the Closing, but in no event more than 30 days after the Closing Date, the Surviving Corporation shall in good faith prepare and deliver to the Representative (on behalf of the Stockholders and holders of Vested Options) a statement (the “Closing Statement”) indicating the Surviving Corporation’s calculation of the Merger Consideration and the components thereof, together with reasonable supporting detail.

(b) After receipt of the Closing Statement, the Representative shall have 15 days to review the Closing Statement, together with the work papers used in the preparation thereof. The Surviving Corporation shall (i) provide the Representative and its representatives reasonable access during normal business hours to all relevant work papers, trial balances and other financial information to the extent necessary or useful to complete the review of the Closing Statement, and (ii) reasonably cooperate with the Representative and its representatives’ reasonable requests with respect to the review of the Closing Statement, including by providing on a timely basis all information reasonably necessary or useful in reviewing the Closing Statement. Unless the Representative delivers written notice to the Surviving Corporation on or prior to the 15th day after the Representative’s receipt of the Closing Statement specifying in reasonable detail the amount, nature and basis of all disputed items, the Representative shall be deemed to have accepted and agreed to the calculation of the Merger Consideration set forth on the Closing Statement. If the Representative notifies the Surviving Corporation of its objection to the calculation of the Merger Consideration as set forth on the Closing Statement, the Representative and the Surviving Corporation shall, within 30 days (or such longer period as the parties may agree in writing) following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive (other than as a result of manifest error or fraud). Items not objected to by the Representative shall be deemed resolved.

(c) If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be submitted to KPMG, LLP, or such other Person as the Company and Purchaser reasonably agree (the “Neutral Auditors”). The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 2.11 and the presentations by the Representative and the Surviving Corporation, and not by independent review, only those issues still in dispute. The Neutral Auditors’ determination for any disputed amount shall be within the range implied by the amount indicated for such amount in the Purchaser’s Closing Statement and the amount indicated for such amount in the Representative’s written notice to Purchaser. The Neutral Auditors’ determination shall be made within 30 days of the dispute being submitted for their determination, shall be set forth in a written statement delivered to the Representative and the Surviving Corporation and shall be final, non-appealable and binding on the parties hereto, absent manifest error or fraud. A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditors’ determination. The Neutral Auditors shall have exclusive jurisdiction over, and resort to the Neutral Auditors as provided in this Section 2.11(c) shall be the only recourse and remedy of the

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parties against one another with respect to, any disputes arising out of or relating to the adjustments pursuant to this Section 2.11. The fees, costs and expenses of the Neutral Auditors shall be paid by Purchaser, on the one hand, and the Representative Escrow Amount, on the other hand, in inverse proportion (based on value) as Purchaser and the Representative prevail on any disputed matters, as determined by the Neutral Auditors. The term “Final Closing Statement” shall mean the definitive Closing Statement agreed to (or deemed to be agreed to) by the Surviving Corporation and the Representative in accordance with Section 2.11(b) or resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.11(c) (in addition to those items theretofore agreed to by the Representative and the Surviving Corporation).

(d) If the Final Closing Amount exceeds the Estimated Merger Consideration, then:

(i) The Representative (on behalf of the Stockholders and holders of Vested Options) shall be entitled to receive an amount equal to (A)(x) the Final Closing Amount minus (y) the Estimated Merger Consideration, plus interest thereon at the annual rate of 5% from the Closing Date to the date of payment, plus (B) the Representative Escrow Amount (the “Representative Closing Payment”).

(ii) Purchaser and the Representative shall cause the Escrow Agent to release from the Escrow Account to the Representative an amount equal to the Representative Closing Payment.

(e) If the Estimated Merger Consideration exceeds the Final Closing Amount, then:

(i) Purchaser shall be entitled to receive an amount equal to (x) the Estimated Merger Consideration minus (y) the Final Closing Amount, plus interest thereon at the annual rate of 5% from the Closing Date to the date of payment (the “Purchaser Closing Payment”); and the Representative shall be entitled to receive an amount equal to the difference between the Representative Escrow Amount and the Purchaser Closing Payment if the Purchaser Closing Payment is less than the Representative Escrow Amount (the “Representative Remaining Amount”).

(ii) Purchaser and the Representative shall cause the Escrow Agent to release from the Escrow Account (A) to Purchaser an amount equal to the Purchaser Closing Payment and (B) to the Representative an amount equal to the Representative Remaining Amount.

(iii) If the Purchaser Closing Payment exceeds the Representative Escrow Amount, then Purchaser shall be entitled to recover the amount of such excess (the “Shortfall”) from the Stockholders and the holders of Vested Options severally on a pro rata basis, it being understood that Purchaser may assert such right against any or all of the Stockholders and holders of Vested Options in its sole discretion; provided that if Purchaser elects to recover the relevant pro rata portion of the Shortfall from GS Capital Partners 2000,

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L.P., J.P. Morgan Partners (BHCA), L.P. or any of their respective affiliated investment funds that are Stockholders, then Purchaser must concurrently seek to recover the relevant pro rata share of the Shortfall from each of GS Capital Partners 2000, L.P., J.P. Morgan Partners (BHCA), L.P. and their respective affiliated investment funds that are Stockholders.

(f) If the Estimated Merger Consideration equals the Final Closing Amount, then Purchaser and the Representative shall cause the Escrow Agent to release from the Escrow Account the Representative Escrow Amount to the Representative.

(g) All payments made pursuant to this Section 2.11 shall be made by wire transfer of immediately available funds within two days of the determination of the Final Closing Statement to accounts previously designated in writing by Purchaser and the Representative.

(h) The Escrow Account exists solely to secure the obligations of the parties pursuant to this Section 2.11 and shall not be subject to any other provision of this Agreement.

Section 2.12 Stockholder Loans. Notwithstanding anything in this Agreement to the contrary, all amounts paid to each Indebted Stockholder with respect to the shares of Company Stock or Vested Options held by such Indebted Stockholder immediately prior to the Closing shall be reduced by the aggregate amount of the Stockholder Loan owed to the Company or any of its Subsidiaries by such Indebted Stockholder, in accordance with the note or notes representing such Stockholder Loan.

Section 2.13 Appraisal Rights. Holders of shares of Company Stock who have complied with all requirements for demanding and perfecting appraisal rights as set forth in Section 262 of the DGCL (“Dissenting Stockholders”) are entitled to their rights under such laws. Each share of Company Stock held by Dissenting Stockholders shall not be converted into or represent the right to receive the Per Share Merger Consideration. Dissenting Stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Section 262 of the DGCL. Each share of Company Stock held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.9, of the certificate or certificates that formerly evidenced such shares. The Company shall give Purchaser prompt written notice of any assertions of appraisal rights or withdrawals of assertions of appraisal rights, and any other instrument in respect thereof received by the Company and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

Section 2.14 Transfer Taxes. Purchaser, the Company or the Surviving Corporation shall file all Tax Returns relating to, and assume liability for and pay, all New York State stock transfer tax imposed as a result of the Merger, including purchasing and affixing any stamps as required by law, and the liability therefor shall not be taken into account for purposes of calculating Net Working Capital. Except as provided in Section 2.9(d), Purchaser, the Company or the Surviving Corporation shall file all Tax Returns relating to, and assume liability

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for and pay, all other Transfer Taxes imposed as a result of the Merger, and 50% of the liability therefore shall be taken into account for purposes of calculating Net Working Capital. For the avoidance of doubt, the parties hereto agree that no amount of the liability for Transfer Taxes shall be included in Transaction Expenses.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the information included in the financial statements (including any notes to such statements) and as set forth in any statements of factual historical occurrences of the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, risk factor and similarly precatory or forward looking statements; it being understood that such exclusion shall not be deemed a qualification of the matters expressly set out in the Company Disclosure Schedule or the exceptions in the definition of “Company Material Adverse Effect”), in each case disclosed in the periodic reports of the Company on Form 10-K or Form 10-Q, or any amendment thereof, filed with the SEC prior to the date hereof (but after January 1, 2005), the Company represents and warrants to Purchaser and Merger Sub as follows:

Section 3.1 Organization and Qualification. The Company and each of its Subsidiaries is duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not have a Company Material Adverse Effect. Except as set forth in Section 3.1 of the Company Disclosure Schedule, true, correct and complete copies of the Company’s and each of its Subsidiary’s certificate of incorporation and by-laws (or if such Subsidiary is not a corporation, its organizational documents) (collectively, the “Company’s Organizational Documents”), each as amended to date and currently in full force and effect, have been made available to Purchaser.

Section 3.2 Capitalization. b) The authorized capital stock of the Company consists of 5,000,000 shares of Company Stock. As of the date of this Agreement, (i) 3,375,611 shares of Company Stock are issued and outstanding and 23,196 shares of Company Stock are held in treasury and (ii) 635,931 shares of Company Stock are reserved or required to be reserved for issuance pursuant to outstanding options. All outstanding shares of Company Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of the Stockholders and the number of shares of Company Stock held by each such Stockholder. Except as set forth in Schedule 3.2(a) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, puts, convertible securities, exchangeable securities, commitments or any other agreements, whether written or oral, to which the Company is a party or by which the Company is bound that obligate the Company to (i) issue, deliver or sell or cause to be issued, delivered or sold any additional shares of Company Stock or

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any other capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such shares of Company Stock or any other capital stock of the Company or (ii) purchase, redeem or otherwise acquire any shares of Company Stock or any other capital stock of the Company. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no stock appreciation, phantom stock or other similar rights with respect to the Company or any Subsidiary. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, to the knowledge of the Company, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Stock. No Subsidiary of the Company owns any shares of Company Stock. There are no dividends or other distributions with respect to the Company Stock that have been declared but remain unpaid.

(b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company does not have any Subsidiaries nor does it presently own, directly or indirectly, any capital stock or other proprietary interest, or rights or obligations to acquire the same, in any Person. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company, either directly or indirectly, owns 100% of all of the issued and outstanding shares of capital stock or limited liability interests of each of its Subsidiaries, which in each case are duly authorized, validly issued, fully paid and nonassessable, and are not subject to preemptive rights, and have been issued in compliance with applicable securities laws. There are no options, warrants, calls, convertible securities, exchangeable securities, rights, puts, commitments or agreements of any character, written or oral, to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound obligating any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any additional shares of capital stock (or other voting securities or equity equivalents) of any Subsidiary or obligating the Company or any Subsidiary to grant, extend or enter into any such option, warrant, call, convertible security, exchangeable security, right, put, commitment or agreement. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule all such interests are owned by the Company or a wholly-owned Subsidiary of the Company and are held free and clear of all Liens other than Permitted Liens. The Company and each entity set forth in Section 3.2(b) of the Company Disclosure Schedule are the only entities through which the business of the Company is conducted.

Section 3.3 Authorization and Validity of Agreement. The Board of Directors of the Company has declared the Merger advisable and fair to and in the best interest of the Company and the stockholders, unanimously approved and adopted this Agreement and the transactions contemplated hereby in accordance with the DGCL and recommended the approval and adoption of this Agreement by the Company’s stockholders. The Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms of this Agreement. The Company has duly authorized the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. Concurrently with the execution of this Agreement, the holders of

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in excess of a majority of the Company Stock have executed written consents approving the Merger and the other transactions contemplated hereby, which action by written consent complies with the provisions of Section 228 of the DGCL, the Company’s Organizational Documents and any other agreements between the Company and any holder of Company Stock relating to voting, consent or other approval rights. The offer to consummate the transactions contemplated by this Agreement is a “Section 5 Offer” as defined in that certain Stockholders Agreement, dated as of July 22, 2002, by and among the Company and certain stockholders of the Company (listed on Annex A thereto), and the notice of such Section 5 Offer referred to in Section 5(a) of such Stockholders Agreement and the notice and request referred to in Section 5(b) of such Stockholders Agreement will be delivered in accordance with the procedures set forth therein. No other action, vote or approval of the Company or the Stockholders is required to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Merger.

Section 3.4 Consents and Approvals. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require on the part of the Company or any of its Subsidiaries any action, consent, approval, order, authorization or permit of, or filing with, or notification to, any Governmental Entity, except (a) for any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) as set forth in Section 3.4 of the Company Disclosure Schedule, (c) as provided for in Section 2.3 or (d) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.5 No Violations. Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or violate the Company’s Organizational Documents, (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of consent, approval, authorization, termination, recapture, cancellation or acceleration of, or result in the imposition of any Lien, other than a Permitted Lien, on any assets, capital stock or property of the Company or any of its Subsidiaries pursuant to any Contract or other obligation to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their assets or properties are bound, except for such violations, breaches and defaults (or rights of consent, approval, authorization, termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.4 and this Section 3.5 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective assets and properties, except for such conflicts, violations, breaches or defaults which would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby.

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Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, whether absolute, accrued, contingent or otherwise other than (w) liabilities to the extent disclosed or reflected on the audited consolidated balance sheet of the Company as of December 31, 2005, including the related notes and schedules thereto (the “Latest Audited Balance Sheet”), set forth in the Company’s Form 10-K for the period ended December 31, 2005 filed with the SEC, (x) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005 and not inconsistent with the terms of this Agreement, (y) Transaction Expenses, and (z) other liabilities which, individually or in the aggregate, are not material in amount and would not have a Company Material Adverse Effect.

Section 3.7 SEC Documents; Financial Statements.

(a) The Company and each Subsidiary of the Company listed in Section 3.7 of the Company Disclosure Schedule have timely filed or, in the case of filings not due as of the date of this Agreement, will timely file with the SEC all SEC Documents, together with any amendments required to be made with respect thereto. No Subsidiary of the Company, other than the Subsidiaries listed in Section 3.7 of the Company Disclosure Schedule, is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates, the SEC Documents complied, or in the case of filings not yet due as of the date of this Agreement, will comply in all material respects with the accounting requirements and in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC promulgated thereunder, in each case applicable to such SEC Documents, and none of the SEC Documents at the time they were or will be filed contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries and to maintain accountability for the assets of the Company and its Subsidiaries; (iii) access to such assets is permitted only in accordance with management’s authorization; and (iv) the reporting of such assets is compared with existing assets at regular intervals. Each of the Company and its Subsidiaries (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity and its Subsidiaries is made known to the management of such entity (or its general partner) by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the SEC Documents, and

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(B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(c) Since December 31, 2003, to the knowledge of the Company, (i) none of the Company or any of its Subsidiaries or any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, any Subsidiary of the Company, or any of their respective officers, directors, employees or agents to the board of directors of the Company or any of its Subsidiaries or any committee thereof or to the General Counsel or Chief Executive Officer of the Company or any of its Subsidiaries.

(d) Each of the balance sheets contained in or incorporated by reference into the SEC Documents (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income, changes in stockholders’ equity and cash flows in the SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

Section 3.8 Compliance with Law. Except as set forth in Section 3.8 of the Company Disclosure Schedule, each of the Company and its Subsidiaries is in compliance with all Laws which apply to such entity, except for instances of noncompliance that would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby. Except as set forth in Section 3.8 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has received any written communication during the past two years from a Governmental Entity that alleges that such Person is not in compliance in all material respects with any Law. This Section 3.8 does not relate to matters with respect to Employee Benefit Matters, which are the subject of Section 3.10, Taxes, which are the subject of Section 3.11, Environmental Matters, which are the subject of Section 3.16, or Labor and Employee Matters, which are the subject of Section 3.17. Each of the Company and its Subsidiaries owns, holds or possesses all material permits, licenses, franchises, privileges, immunities, orders, consents, approvals and other authorizations from Governmental

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Entities and other Persons that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business (collectively, the “Material Permits”). Each Material Permit is in full force and effect and none of them is subject to any restriction or condition that would limit in any material respect the ownership or operation of the business of the Company or any of its Subsidiaries as presently owned or conducted.

Section 3.9 Litigation. (a) Except as disclosed in Section 3.9 of the Company Disclosure Schedule, there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for Proceedings which would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby. The Company and its Subsidiaries are not subject to any outstanding and unsatisfied order, writ, judgment, injunction or decree or settlement or consent agreement by or with a Governmental Entity which would have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby.

(b) Except as set forth in Section 3.9 of the Company Disclosure Schedule, since December 31, 2004, neither the Company nor any of its Subsidiaries has received any written notice relating to, nor does the Company have any knowledge of any facts or circumstances which are reasonably expected to give rise to, any claim involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Company or any of its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, performance, or any alleged failure to warn, or from any alleged breach of implied warranties or representations, or any alleged noncompliance with any applicable laws, requirements, specifications, rules and regulations, other than immaterial notices or claims that have been settled or resolved by the Company or its Subsidiaries prior to the date of this Agreement or those that would not have a Company Material Adverse Effect.

Section 3.10 Employee Benefit Matters.

(a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each U.S. Benefit Plan and each Employment Agreement.

(b) The Company has made available to Purchaser true and complete copies of the following documents, as they have been amended to the date of this Agreement, relating to each U.S. Benefit Plan: (i) all plan documents; (ii) the current summary plan description for each U.S. Benefit Plan; (iii) the Form 5500 for each U.S. Benefit Plan for the three most recent plan years; (iii) all insurance contracts related to any U.S. Benefit Plan; (iv) the most recent determination letter from the IRS, if any, and any correspondence to or from the IRS regarding tax qualification of any U.S. Benefit Plan; and (v) all financial records pertaining to each U.S. Benefit Plan.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, with respect to each U.S. Benefit Plan and Employment Agreement, as applicable, except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have performed all obligations required to be performed by

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such entity thereunder and none of the Company or any of its Subsidiaries is in default under or in violation thereof; (ii) each U.S. Benefit Plan and Employment Agreement has been established, maintained or performed, as the case may be, in compliance with all applicable Laws, statutes, orders, rules and regulations; (iii) no “prohibited transaction”, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any U.S. Benefit Plan; (iv) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of the Company threatened or anticipated (other than routine claims for benefits) with respect to any U.S. Benefit Plan or Employment Agreement; and (v) no U.S. Benefit Plan is under audit or investigation by the IRS, the Department of Labor or the Pension Benefit Guarantee Corporation, and to the knowledge of the Company, no such audit or investigation is pending or threatened.

(d) Except as set forth in Section 3.10(d) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, the present value of all accrued benefits (whether or not vested) under each U.S. Benefit Plan subject to Title IV of ERISA did not exceed, as of the most recent plan valuation date, and will not exceed, as of the Closing Date, the then current fair market value of the assets of such U.S. Benefit Plan (for purposes of determining the present value of accrued benefits, the actuarial assumptions and methods used under each U.S. Benefit Plan for the most recent plan valuation date shall be used). Except as set forth in Section 3.10(d) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, (i) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (ii) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (iii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries; and (iv) the PBGC has not instituted proceedings to terminate any such U.S. Benefit Plan and, to the Company’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such U.S. Benefit Plan.

(e) At no time in the past six years has the Company or any of its Subsidiaries contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

(f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries maintains or contributes to any U.S. Benefit Plan which provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement,

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whether alone or in conjunction with any other event, will not result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by the Company or any of its Subsidiaries with respect to any Employee will be characterized as an “excess parachute payment”, within the meaning of Section 280G(b)(1) of the Code.

(h) Section 3.10(h) of the Company Disclosure Schedule contains a true and complete list of each Foreign Plan. Each Foreign Plan complies with its terms and all applicable Laws in all material respects. All contributions, insurance premiums, social security payments, taxes, expenses and levies required to have been made to all Foreign Plans have been made and all liabilities required have been accrued in accordance with generally accepted accounting principles and tax laws applicable to the Company and the Subsidiaries. There are no claims, actions, suits, proceedings, investigations or governmental audits pending or, to the knowledge of the Company, threatened with respect to the Foreign Plans (other than routine claims for benefits).

(i) There does not now exist, nor do any circumstances exist that could result in, any material Controlled Group Liability that could be a liability of the Company or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. Section 3.10(i) of the Company Disclosure Schedule contains a true, correct, and complete list of any Benefit Plan subject to Title IV of ERISA that is sponsored or contributed to by any ERISA Affiliate of the Company or any of its Subsidiaries.

Section 3.11 Taxes. Except as set forth in Section 3.11 of the Company Disclosure Schedule, (a) the Company and each of its Subsidiaries has filed all material Tax Returns required to be filed by or with respect to it prior to the Closing Date; (b) such Tax Returns were true, correct and complete in all material respects; (c) the Company and each of its Subsidiaries has paid all Taxes due with respect to such Tax Returns and has paid all other material Taxes with respect to which Tax Returns are not required to be filed; (d) none of the Company or any of its Subsidiaries has waived or has been requested to waive any statute of limitations affecting any material Tax liability or agreed to any extension of time during which a material Tax assessment or deficiency assessment may be made, which waiver, extension or request is still outstanding; (e) there are no ongoing or pending material Tax audits of the Company or any of its Subsidiaries and no such Person has received written notice of any material Tax audit; (f) the Company and its Subsidiaries have complied in all material respects with all Laws relating to the payment and withholding of Taxes, including with respect to payments made to employees or other third parties; (g) none of the Company or any of its Subsidiaries is or has been a party to any Tax sharing agreement that includes any party other than the Company and its Subsidiaries; (h) the Company and its Subsidiaries have paid any material deficiencies or assessments asserted by any Tax authority; (i) the Company and each of its Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary Tax group (other than a group of which the Company or one of its Subsidiaries was the common parent); (j) the Company is not, nor has it ever been, a United States real property holding

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corporation within the meaning of Section 897(c)(2) of the Code; (k) none of the Company or any of its Subsidiaries will be required (as a result of any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law), any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), any installment sale or any disposition reported as an open transaction or intercompany transaction (under Treasury Regulation Section 1.1502-13 or otherwise) made on or prior to the Closing Date, or any prepaid amount received on or prior to the Closing Date) to include any material item of income or exclude any material item of deduction from any Tax period ending on or after the Closing Date; (l) no closing agreements, private letter rulings or similar agreements have been entered into or issued by any Taxing authority with respect to the Company or any of its Subsidiaries; (m) the Company has made available to Purchaser copies of all U.S. federal income Tax Returns filed by the Company and its Subsidiaries in the past three years; (n) within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code; (o) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4; (p) no claim has been made in writing by any Tax authority that the Company or any Subsidiary of the Company is or may be subject to taxation by a jurisdiction in which it does not file Tax Returns; (q) all persons classified by the Company or any of its Subsidiaries as independent contractors are correctly classified for purposes of taxation and tax reporting; and (r) neither the Company nor any Subsidiary of the Company has any material present or contingent liabilities for Taxes (calculated without regard to any deduction arising from the transactions contemplated hereby), other than Taxes that either (i) have been reflected as a liability on the most recent balance sheet included in the SEC Documents or (ii) with respect to taxable periods or portions of taxable periods following the date of the most recent balance sheet included in the SEC Documents, are in amounts consistent with prior years.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all Company Intellectual Property owned by the Company or any of its Subsidiaries which has been registered or issued, or for which applications to register or obtain issuance have been filed and are pending anywhere in the world, an indication of the jurisdictions in which such filings have been made and the status thereof. To the extent indicated in Section 3.12(a) of the Company Disclosure Schedule, such Company Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office, the United States Patent and Trademark Office or any similar national or local foreign intellectual property authority. To the knowledge of the Company, since July 31, 2002, no application or registration for any Company Intellectual Property that is owned by the Company which is material to the business of the Company as presently conducted has been finally rejected on the merits of such filing without right to further appeal.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedule:

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(i) each of the Company and its Subsidiaries possesses all right, title and interest in and to the Company Intellectual Property which it owns, free and clear of any Lien or license other than Permitted Liens, and all registered patents, trademarks, service marks and copyrights listed in Section 3.12(a) of the Company Disclosure Schedule are valid and subsisting, in full force and effect, and have not been canceled, expired or abandoned;

(ii) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, all employees, agents, consultants or contractors who have contributed to the creation or development of any Intellectual Property on behalf of the Company or any of its Subsidiaries, as applicable, either: (i) created such materials in the scope of his or her employment as an employee of the Company or any of its Subsidiaries, as applicable, at the time of creation of such materials; (ii) is a party to a “work-for-hire” agreement under which the Company or any of its Subsidiaries, as applicable, is deemed to be the original owner/author of all rights, title and interest therein; or (iii) has executed an assignment in favor of the Company or any of its Subsidiaries, as applicable, of all right, title and interest in such material;

(iii) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company Intellectual Property and the business of the Company and its Subsidiaries as conducted on the date of this Agreement do not infringe upon any Intellectual Property rights of third parties; there is no pending or threatened opposition, interference or cancellation proceeding before any court, patent office or registration authority in any jurisdiction against the Company Intellectual Property; and since December 31, 2003, none of the Company or any of its Subsidiaries has received any written notice (or, to the knowledge of the Company, any oral or other notice) from any other Person challenging its use or ownership of any Company Intellectual Property or the validity or enforceability thereof;

(iv) to the knowledge of the Company, no third party has infringed upon, misappropriated, diluted or violated any rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property, except as would not have a Company Material Adverse Effect;

(v) the Company and its Subsidiaries have taken all commercially reasonable action to maintain and preserve material Company Intellectual Property, including without limitation entering into valid and effective confidentiality/non-disclosure agreements with all third parties to whom it discloses any confidential information or trade secrets which are Company Intellectual Property, and making all filings and all payments of all maintenance and similar fees for any Company Intellectual Property listed in Section 3.12(a) of the Company Disclosure Schedule;

(vi) the consummation of the transactions contemplated by this Agreement will not materially impair or materially alter any of the Company’s and its Subsidiaries’ rights in any Company Intellectual Property; and

(vii) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since July 31, 2002, there have been no settlements,

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forbearances to sue, consents, judgments or orders that do or may (A) restrict the rights of the Company or any of its Subsidiaries to use any Company Intellectual Property, (B) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third party’s Intellectual Property or (C) permit third parties to use any Company Intellectual Property.

(c) Section 3.12(c) of the Company Disclosure Schedule contains a list and description of all material computer software programs and software systems, and all proprietary rights thereto, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form (the “Material Software”), owned by, licensed to or used by the Company or any Subsidiary in the conduct of its business, in each case specifying whether such Software is owned or licensed; provided that Section 3.12(c) of the Company Disclosure Schedule does not list mass market Software licensed to the Company or any Subsidiary that is commercially available and subject to “shrink-wrap” or “click-through” license agreements.

Section 3.13 Material Contracts. c) Section 3.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all the Material Contracts of the Company and its Subsidiaries that are outstanding or in effect on the date of this Agreement. As used herein, “Material Contracts” means all of the following:

(i) any Contract restricting the ability of the Company or any of its Subsidiaries to enter into or engage in any line of business or compete with any Person (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement);

(ii) any lease or similar Contract under which:

(A) the Company or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third party involving payment by the Company or any of its Subsidiaries of more than $1,000,000 on an annual basis (unless terminable without payment or penalty upon no more than 60 days’ notice); or

(B) the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or any of it Subsidiaries in any such case that has a liability or receivable, as the case may be, in excess of $500,000 per annum;

(iii) any Contract under which the Company or any of its Subsidiaries has incurred Indebtedness or directly or indirectly guaranteed Indebtedness, liabilities or obligations of any other Person (other than (A) endorsements for the purpose of collection in the ordinary course of business, (B) Indebtedness owed by the Company or one of its Subsidiaries to the Company or one of its Subsidiaries and (C) where the Company or any of its Subsidiaries has guaranteed Indebtedness of a Subsidiary of the Company to a third party) that, individually, is in excess of $1,000,000;

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(iv) any Contract granting a Lien (other than a Permitted Lien) upon any of the material assets of the Company or any of its Subsidiaries;

(v) any Contract (excluding a purchase order) involving annual payments by the Company or any of its Subsidiaries of more than $2,500,000;

(vi) any Contract (excluding a purchase order) involving the obligation of the Company or any of its Subsidiaries to deliver products or services for annual payments of more than $5,000,000;

(vii) any Contract relating to the establishment of a joint venture or partnership;

(viii) any Contract used to effectuate a material acquisition, divestiture, merger or similar transaction that has not been consummated or that has been consummated since July 31, 2002, but contains representations, covenants, indemnities or other obligations that are still in effect;

(ix) any Contract for the purchase or sale of material real property entered into since July 31, 2002;

(x) any material Contract that grants exclusivity rights to a sales representative, distributor, broker or similar person;

(xi) any Contract relating to capital expenditures and involving future payments in excess of $1,500,000;

(xii) any material license agreement pursuant to which the Company or any of its Subsidiaries licenses in or out Company Intellectual Property; and

(xiii) any other Contract to which the Company or any of its Subsidiaries is a party, not otherwise covered by clauses (i) through (xii) above, the loss of which would result in a Company Material Adverse Effect.

(b) Except as disclosed in Section 3.13(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default of or under any Material Contract and, to the knowledge of the Company, no other party to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for breaches and defaults that would not result in a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has, except as disclosed in Section 3.13(b) of the Company Disclosure Schedule, received any written notice (or, to the knowledge of the Company, any oral or other notice) of the intention of any Person to terminate, nor has there been any termination of, any Material Contract, except for such notices and terminations as would not have a Company Material Adverse Effect. Complete and correct copies of all Material Contracts have been made available to Purchaser.

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Section 3.14 Brokers and Finders; Transaction Expenses. In connection with this Agreement and the transactions contemplated hereby, no broker, finder or investment bank has acted directly or indirectly for the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has incurred, nor will any of them incur, directly or indirectly, any obligation to pay any brokerage, finder’s or other fee or commission to any Person, other than to the Persons disclosed in Section 3.14 of the Company Disclosure Schedule. Such fees or commissions shall have either been paid prior to Closing or shall be taken into account in the definition of Transaction Expenses.

Section 3.15 Absence of Certain Changes. Except as disclosed in Section 3.15 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, since December 31, 2005: the business of the Company and each of its Subsidiaries has been conducted only in the ordinary course consistent with past practice; there have not been any events, changes or developments that have had or would have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.16 Environmental Matters. Except as set forth in the Environmental Reports or in Section 3.16 of the Company Disclosure Schedule, and except for those matters that, individually or in the aggregate would not have a Company Material Adverse Effect, to the knowledge of the Company:

(a) the Company and its Subsidiaries have for the past three years been, and are, in compliance with all applicable Environmental Laws;

(b) the Company and its Subsidiaries have obtained, and are in compliance with, all permits, licenses, authorizations, registrations, and other governmental consents required by applicable Environmental Laws (“Environmental Permits”);

(c) there has been no release at any time of any Hazardous Substances at, on, or about, under or within any of the Owned Real Property or the Leased Real Property or any real property formerly owned, leased, operated or controlled by the Company or any of its Subsidiaries or any of their predecessors, in each of the foregoing cases which would reasonably be expected to give rise to any liabilities of the Company or its Subsidiaries pursuant to Environmental Laws;

(d) the Company and its Subsidiaries have, within the past five years, received no written claims or notices (including, without limitation, notices that the Company or any of its Subsidiaries is a potentially responsible person or otherwise liable in connection with any waste disposal or other site containing Hazardous Substances), and there are no civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened against the Company or any of its Subsidiaries, that are based on or allege liabilities pursuant to Environmental Laws;

(e) none of the Company or any of its Subsidiaries, or any of their predecessors has used any waste disposal site, or otherwise disposed of, transported, or arranged

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for the disposal of, any Hazardous Substances to any place or location (A) in violation of any Environmental Laws or (B) listed on the National Priorities List or any comparable list of state sites, where the association with any such location would reasonably be expected to give rise to any liabilities of the Company or its Subsidiaries pursuant to Environmental Laws;

(f) the representations and warranties contained in this Section 3.16 are the sole and exclusive representations and warranties of the Company with respect to any Environmental Matters, including without limitation any matters arising under Environmental Laws; and

(g) all material environmental audits, assessments, investigations, studies or other analyses in the Company’s possession or under its reasonable control and which relate to the Owned Real Property or the Leased Real Property have been made available to Purchaser.

Section 3.17 Labor and Employee Matters.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable federal, state and local Laws, rules and regulations (domestic and foreign) respecting employment, including, but not limited to, the Worker Adjustment and Retraining Notification Act.

(b) No work stoppage or labor strike against the Company or any of its Subsidiaries by Employees is pending or to the knowledge of the Company threatened, except for work stoppages and labor strikes that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries (i) is involved in or to the knowledge of the Company threatened with any labor dispute, grievance, or litigation relating to labor matters involving any Employees except for such disputes, grievances or litigation that would not, individually or in the aggregate, have a Company Material Adverse Effect; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (iii) is presently, nor has been since the later of December 24, 1990 and the date of its formation a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated by the Company or any of its Subsidiaries. Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, no Employees are currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of such Employees are to the knowledge of the Company threatened or ongoing.

Section 3.18 Related Party Transactions. Except as disclosed in Section 3.18 of the Company Disclosure Schedule, no current or former stockholder, director, officer or employee of the Company or any of its Subsidiaries, or any current or former Affiliate of any of the foregoing Persons or of the Company or any of its Subsidiaries is presently, or since the latest of (i) December 31, 2003, (ii) the organization of such Subsidiary of the Company or (iii) the acquisition of such Subsidiary by the Company or one of its Subsidiaries, has been, directly or

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indirectly through such Person’s affiliation with any other Person, a party to any agreement (whether oral or written) or transaction with the Company or any of its Subsidiaries, other than, in the case of such Person, ordinary course employment and benefit agreements entered into in connection with any such Person’s duties as a director, officer or employee of the Company or any of its Subsidiaries.

Section 3.19 Real Property; Title to Assets. d) Section 3.19(a) of the Company Disclosure Schedule contains a complete and correct list of all of the Leased Real Property. With respect to each Leased Real Property, the Company or a Subsidiary of the Company owns a leasehold estate in each Leased Real Property, free and clear of all Liens except Permitted Liens. Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, (i) no default by the Company or any of its Subsidiaries, or to the knowledge of the Company, the applicable landlord or subtenant exists under any lease or sublease with respect to the Leased Real Property and (ii) each lease and sublease with respect to the Leased Real Property is legal, valid, binding and enforceable and in full force and effect other than, in the case of clauses (i) and (ii) above as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Section 3.19(b) of the Company Disclosure Schedule sets forth a complete and correct list of all Owned Real Property. With respect to each Owned Real Property, (i) either the Company or a Subsidiary of the Company owns title in fee simple to such Owned Real Property, free and clear of all Liens except for Permitted Liens, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof or interest therein and (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property, except as may be set forth in Section 3.19(a) of the Company Disclosure Schedule, other than, in the case of clauses (ii) or (iii) above as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Except as set forth in Section 3.19(c) of the Company Disclosure Schedule, the Company or one of its Subsidiaries has good title to all of the material assets (other than Owned Real Property) reflected on the Latest Balance Sheet as being owned and all of the material assets thereafter acquired by the Company or any Subsidiary (except to the extent that such assets have been disposed of after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice), free and clear of all Liens other than Permitted Liens, and all other material assets used in their respective businesses are leased or licensed by the Company or one of its Subsidiaries.

Section 3.20 Insurance. Section 3.20 of the Company Disclosure Schedule sets forth a correct and complete list of each material insurance policy that is currently in effect which is presently owned or held by the Company or any of its Subsidiaries, insuring the products, physical properties, assets, business, operations, employees, or officers and directors of the Company or any of its Subsidiaries. All premiums due on such policies have been paid and no notice of cancellation or termination or intent to cancel, in each case which has not been rescinded, has been received in writing by the Company or any of its Subsidiaries with respect to any such insurance policy, in each case, except where such failure, cancellation or termination

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would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to any of its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. None of the Company or any of its Subsidiaries is, and after giving effect to the Merger and the other transactions contemplated hereby will not be, in material default under any such insurance policies.

Section 3.21 Customers and Suppliers. Section 3.21(i) of the Company Disclosure Schedule contains a list of the top 20 customers of the Company and its Subsidiaries (determined on the basis of revenues) and the amount of revenues generated for the fiscal year ended December 31, 2005. Section 3.21(ii) of the Company Disclosure Schedule contains a list of the top five resin suppliers of the Company and its Subsidiaries and the top 10 non-resin suppliers of the Company and its Subsidiaries (in each case determined on the basis of cost of items purchased) and the approximate total purchases for the fiscal year ended December 31, 2005. Except as set forth on Section 3.21(iii) of the Company Disclosure Schedule, since the date that is 90 days prior to the date of this Agreement (a) no such customer or supplier has ceased to do business with the Company and its Subsidiaries and (b) to the knowledge of the Company, no such customer or supplier has threatened to terminate its relationship with the Company or any of its Subsidiaries, which threat could reasonably be expected to result in such a termination.

Section 3.22 Food and Drug Safety Matters. Except as set forth in Section 3.22 of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries have for the past three years been, and are, in compliance with all applicable Laws relating to food and drug safety, including without limitation the Food, Drug and Cosmetics Act, the Consumer Product Safety Act, the Poison Prevention Packaging Act, statutes, rules and regulations promulgated or administered by the Food and Drug Administration and the Consumer Product Safety Commission, the Good Manufacturing Practices of the Food and Drug Administration and any similar federal, state, local or foreign laws (“Food and Drug Safety Laws”);

(b) the Company and its Subsidiaries have obtained and are in compliance with all approvals and authorizations of the Food and Drug Administration, Consumer Product Safety Commission, and other Governmental Entities required under applicable Food and Drug Safety Laws necessary for the continued operation, consistent with past practice, of the business of the Company and its Subsidiaries; and

(c) none of the Company or its Subsidiaries, or any of such entities’ officers, employees or agents (during the term of such Person’s employment or agency relationship with the Company or its Subsidiaries, or, to the knowledge of the Company, prior to such term) has made any untrue statement of material fact or fraudulent statement, or failed to disclose a material fact required to be disclosed to the Food and Drug Administration or any similar federal, state, local or foreign Governmental Entity, or otherwise committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the Food and

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Drug Administration or similar Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or similar governmental policy, rule, regulation or law.

Section 3.23 Letters of Credit. Except as set forth in Section 3.23 of the Company Disclosure Schedule, any outstanding reimbursement obligations of the Company or any of its Subsidiaries with respect to letters of credit, bankers’ acceptance, surety bonds or similar facilities issued for the account of the Company or any of its Subsidiaries, including with respect to pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, are immaterial and were incurred in the ordinary course of business.

Section 3.24 No Other Representations. Except as expressly provided in this Article III and the closing certificates to be provided, the Company has not made and is not making any representation or warranty whatsoever to Purchaser as to the Company, any of its Subsidiaries or their respective businesses and shall not be liable in respect of the accuracy or completeness of any information provided to Purchaser in connection with this Agreement, and except as set forth expressly in this Agreement, the condition of the assets of the Company and its Subsidiaries shall be “as is” and “where is”.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification. e) Purchaser is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Merger Sub is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Authorization and Validity of Agreement. f) The Board of Directors of Purchaser has declared the Merger advisable and fair to and in the best interest of Purchaser and its stockholders, unanimously approved and adopted this Agreement and the transactions contemplated hereby in accordance with the DGCL. Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms of this Agreement. Purchaser has duly authorized the execution, delivery and performance of this Agreement by Purchaser and no other

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proceedings on the part of Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(b) The Board of Directors of Merger Sub has declared the Merger advisable and fair to and in the best interest of Merger Sub and its sole stockholder, unanimously approved and adopted this Agreement and the transactions contemplated hereby in accordance with the DGCL and recommended the approval and adoption of this Agreement by the sole stockholder of Merger Sub. Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms of this Agreement. Merger Sub has duly authorized the execution, delivery and performance of this Agreement by Merger Sub and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.3 Consents and Approvals. Neither the execution, delivery or performance of this Agreement by Purchaser and Merger Sub nor the consummation by Purchaser and Merger Sub of the transactions contemplated hereby will require on the part of Purchaser or Merger Sub or any of their respective Subsidiaries any consent, approval, order, authorization or permit of, or filing with or notification to, any Governmental Entity or any landlord or other third party, except (a) for any applicable filings required under the HSR Act, (b) as provided for in Section 2.3 or (c) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.4 No Violation. Neither the execution and delivery of this Agreement by Purchaser or Merger Sub nor the consummation by Purchaser or Merger Sub of the transactions contemplated hereby will (a) conflict with or violate their or any of their respective Subsidiaries’ organizational documents (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Lien on any assets or property of Purchaser or Merger Sub or any of their respective Subsidiaries pursuant to any Contract or other instrument or obligation to which Purchaser or Merger Sub or any of their respective Subsidiaries is a party or by which Purchaser or Merger Sub or any of their respective Subsidiaries or any of their respective assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, recapture, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which would not prevent or materially delay the consummation of the transactions contemplated hereby or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section

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4.3 and this Section 4.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or Merger Sub or any of their respective Subsidiaries or their respective assets or properties, except for such conflicts, violations, breaches or defaults which would not in the aggregate prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.5 Funding and Capitalization. Purchaser has received financing commitments that, when funded and together with funds provided by Purchaser, are sufficient to enable it to consummate the transactions contemplated by this Agreement and pay all related fees and expenses for which Purchaser will be responsible. True, correct and complete copies of such commitment letters and the related term sheets and conditions precedent and fee letters are attached hereto as Exhibit F (except for such fee letters, which the terms thereof (other than the fee provisions) have been made available to the Company) (all such documents, the “Commitment Letters”) (such financing, the “Debt Financing”). The Commitment Letters have been duly executed by all parties thereto, and are in full force and effect. All commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due. As of the date of this Agreement, the Commitment Letters have not been amended or terminated except for amendments not adverse to the Company or permitted by Section 7.8, and there is no breach existing thereunder. As of the date of this Agreement, to the knowledge of Purchaser, there is no existing fact, occurrence or condition that would cause the commitments provided in such Commitment Letters to be terminated or ineffective, any of the conditions contained therein not to be met or the financing contemplated by the Commitment Letters not to be consummated. Except for the conditions described in the Commitment Letters, there are no other conditions precedent to the Debt Financing. Purchaser will, from time to time, provide assurances and information to the Company as reasonably requested by the Company that it will have such financial capability on the Closing Date.

Section 4.6 Brokers and Finders. In connection with the transactions contemplated hereby, no broker, finder or investment bank has acted directly or indirectly for Purchaser or Merger Sub, and neither Purchaser nor Merger Sub has incurred any obligation to pay any brokerage, finder’s or other fee or commission to any Person for which the Company or any of its Subsidiaries would be liable at any time prior to the Effective Time.

Section 4.7 No Other Representations. Except as expressly provided in this Article IV, neither Purchaser nor Merger Sub has made or is making any representation or warranty whatsoever to the Company and shall not be liable in respect of the accuracy or completeness of any information provided to the Company in connection with this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Conduct of the Company.

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(a) Except either (i) with the prior written consent of Purchaser, (ii) as set forth in Section 5.1(a) of the Company Disclosure Schedule or (iii) as otherwise expressly permitted by the terms of this Agreement, from the date of this Agreement to the Closing, the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (A) preserve the existing relationships of the Company and its Subsidiaries with customers and suppliers, (B) preserve intact its business organization, goodwill and ongoing operations, (C) retain the services of its employees, (D) perform in all material respects its obligations under the Material Contracts and (E) maintain and keep in good repair (ordinary wear and tear excepted) its material properties and assets.

(b) Except either (w) with the prior written consent of Purchaser, (x) as set forth in Section 5.1(b) of the Company Disclosure Schedule or (y) as otherwise expressly permitted by the terms of this Agreement, from the date of this Agreement to the Closing, the Company shall not, and shall cause each of its Subsidiaries not to (it being understood that the dollar thresholds contained herein shall be aggregate thresholds for the Company and its Subsidiaries taken as a whole):

(i) amend or modify the Company’s or any Company Subsidiary’s Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of the capital stock or other securities of the Company or any of its Subsidiaries, including any security or obligation convertible into or exchangeable for shares of the capital stock of the Company or any of its Subsidiaries, other than the exercise of options outstanding on the date of this Agreement that are vested at the time of exercise or as required by this Agreement;

(iii) split, combine or reclassify any shares of its capital stock;

(iv) except for transactions with respect to direct or indirect wholly-owned Subsidiaries of the Company in the ordinary course of business consistent with past practice, (A) declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof), in respect of its capital stock or (B) redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities, including any security or obligation convertible into or exchangeable for shares of the capital stock of the Company or any of its Subsidiaries (other than the repurchase of options and capital stock from employees in connection with their termination);

(v) except for transactions in the ordinary course consistent with past practice between the Company or any direct or indirect wholly-owned Subsidiary of the Company on the one hand, and any direct or indirect wholly-owned Subsidiary of the Company on the other hand, (A) create, incur or assume any Indebtedness or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other Person, other than (x) trade payables in the ordinary course of business consistent with past practice or (y) borrowings pursuant to the Company’s or any of its Subsidiaries’ existing credit facilities in the ordinary

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course of business consistent with past practice; (B) except as contemplated by Section 5.1(a) or as required by the terms of any Material Contract, make any loans, advances or capital contributions to, or investments in, any other Person; (C) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or any assets for a purchase price in excess of $15,000,000 individually and in the aggregate; (D) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of, or encumber any material assets or properties other than Permitted Liens and transfers in the ordinary course of business consistent with past practice (provided such assets or properties are not, individually or in the aggregate, material to the operation of the business of the Company or its Subsidiaries); or (E) merge or consolidate with any other Person, other than mergers or consolidations consummated to effect an acquisition pursuant to clause (C) above;

(vi) create any subsidiaries, other than as permitted pursuant to clause (C) of Section 5.1(b)(v), or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

(vii) (A) increase (in the case of officers) or (in the case of non-officer Employees) increase in an amount more than 10% for any such non-officer Employee or more than 4% in the aggregate for all such non-officer Employees the compensation or benefits of any of its officers or Employees or enter into, establish, amend or terminate any U.S. Benefit Plan, Foreign Plan, Employment Agreement, other than as required pursuant to the terms of agreements in effect on the date of this Agreement, (B) grant or provide any severance or termination payments or benefits to any director, officer, employee or consultant of the Company or any of its Subsidiaries, other than as required by existing arrangements and policies listed on Section 3.10(a) of the Company Disclosure Schedule and other than termination payments to non-officer employees and consultants not exceeding $200,000 in the aggregate, (C) make any new equity awards to any director, officer, employee or consultant of the Company or any of its Subsidiaries, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any U.S. Benefit Plan, Foreign Plan or Employment Agreement to the extent not already provided in any such U.S. Benefit Plan, Foreign Plan or Employment Agreement, other than such amounts that are included in Transaction Expenses; provided that the treatment of any transaction bonuses of any Key Employee in excess of the amounts contemplated and disclosed to Purchaser as of the date of this Agreement shall be consistent with the proposed arrangements between Purchaser and such Key Employee with respect to transaction bonuses contemplated as of the date of this Agreement, or (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any U.S. Benefit Plan, Foreign Plan or Employment Agreement or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(viii) enter into or amend any collective bargaining agreements or agreements with employee representatives or amend any analogous workforce commitments under applicable Law;

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(ix) make or rescind any election relating to Taxes, except in the ordinary course consistent with past practice;

(x) settle or compromise any material Tax liability of the Company or any of its Subsidiaries or any audit, examination or other claim for Taxes or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

(xi)  permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated prior to the Closing Date without notice to Purchaser, except policies which are replaced without material diminution of or gaps in coverage;

(xii) except as otherwise permitted under this Section 5.1, make any loan to, or enter into, amend or modify any Contract with, any officer, director, consultant, employee or stockholder of the Company or any of its Subsidiaries, or any Affiliate of any such Person (other than advances to such officers, directors, consultants and employees in the ordinary course of business in connection with salary, wages, travel and travel-related expenses or other customary expenses);

(xiii) file or cause to be filed any amended Tax Return or file or cause to be filed any claim for refund of Taxes paid by or on behalf of the Company or any of its Subsidiaries;

(xiv) prepare or file any Tax Return of the Company or any of its Subsidiaries inconsistent with past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, except to the extent that such inconsistency is (I) required by a change in applicable Tax Law and (II) described in reasonable detail by the Company in a notice to Purchaser reasonably in advance of Closing and, in the case of federal income taxes, reasonably in advance of filing the Tax Return, taking the position, making the election or adopting the method, as applicable;

(xv) (i) except in the ordinary course of business and as would not have a Company Material Adverse Effect, modify, amend, terminate or fail to renew (to the extent such Contract can be unilaterally renewed by the Company or any of its Subsidiaries) or enter into any Material Contract, or (ii) waive, release or assign any material rights or claims, or settle or compromise any material Proceedings;

(xvi) make any material change to its accounting methods, principles or practices, except as may be required by Law or by GAAP;

(xvii) manage payables, receivables or working capital, other than in the ordinary course of business consistent with past practice;

(xviii) incur or commit to any capital expenditures other than in accordance with the 2006 capital plan/budget, a copy of which has been provided to Purchaser

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prior to the date of this Agreement, or fail to incur such expenditures in the ordinary course of business;

(xix) pay, discharge, or satisfy any material claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, or obligations when due and payable;

(xx) except as otherwise expressly permitted by the terms of this Agreement, enter into any Contract, other than in the ordinary course of business;

(xxi) disclose any confidential information relating to Company Intellectual Property, other than to Persons with which the Company or any of its Subsidiaries has entered into a confidentiality agreement;

(xxii) enter into, modify, amend, terminate (other than due to expiration) or renew any hedge, collar, options, forward purchasing or similar agreement for the purpose of maintaining or controlling the cost of the Company’s raw materials (including for the avoidance of doubt with respect to resin); provided that this clause shall not restrict the Company and its Subsidiaries from making actual purchases of raw materials in the ordinary course of business; or

(xxiii) authorize, or commit or agree to take, any of the foregoing actions.

Section 5.2 Interest Rate Swap Agreements. The Company shall fully unwind, rescind or otherwise terminate no later than immediately prior to Closing the financial interest rate swaps set forth on Section 5.2 of the Company Disclosure Schedule and, as of the Closing, no such other arrangements shall be in place. The value of such Interest Rate Swap Agreements shall be taken into account in either the Net Working Capital (including the estimate thereof) or in Closing Cash.

ARTICLE VI

COVENANTS OF PURCHASER

Section 6.1 Compensation and Benefits. g) In the event that any Employee is at any time after the Closing Date transferred to Purchaser or any Affiliate of Purchaser or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed by Purchaser or its Affiliates, Purchaser shall cause such plan, program or arrangement to treat the prior service of such Employee with the Company or any of its Subsidiaries, to the extent such prior service is recognized under the comparable plan, program or arrangement of the Company or any of its Subsidiaries, as service rendered to Purchaser or its Affiliates, as the case may be; provided, however, that in administering such plans, programs or arrangements of Purchaser or its Affiliates, Purchaser may cause a reduction of benefits under any such plans, programs or arrangements to the extent necessary to avoid duplication of benefits with respect to the same covered matter or years of service, and no such service credit shall be

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granted for purposes of determining benefits accruals or levels of benefits under any defined benefit pension plan or if past service credit is not provided for other participants in any applicable plan, program or arrangement.

(b) Purchaser will cause its medical, dental and other welfare plans in which Employees or their dependants commence to participate after the Effective Time to (i) waive any preexisting condition limitations and (ii) honor any deductible and out-of-pocket expenses incurred by such Employees and dependants under similar plans of the Company or any of its Subsidiaries for the plan year in which such participation begins to the extent waived or incurred and paid, respectively, under corresponding medical, dental and other welfare plans of the Company and its Subsidiaries prior to the Effective Time. Purchaser will cause to be waived any medical certification for such Employees up to the amount of coverage such Employees had under any life insurance plan of the Company or any of its Subsidiaries.

(c) The Company shall use its reasonable best efforts to obtain the approval of the Stockholders for any payments or benefits to be made or provided to the Key Employees (and such other individuals as Purchaser reasonably believes could be entitled to “parachute payments” (as defined in Section 280G of the Code) as a result of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event) (“CIC Payments”)) in a vote and manner that satisfies Q&A-7 of the Treasury Regulations pursuant to Section 280G of the Code (“Q&A-7”) prior to the Closing to the extent that no such payment or benefit will fail to be deductible under Section 280G. The Company shall provide Purchaser with a reasonable opportunity to review the proposed disclosure to Stockholders which is to be distributed by the Company to such Stockholders in conformity with Q&A-7 and any accompanying analysis of CIC Payments under Section 280G to determine, prior to such distribution to Stockholders, whether any individuals other than the Key Employees are potentially subject to Section 280G.

(d) No provision of this Section 6.1 shall create any third party beneficiary rights in any current or former employee (including any beneficiary or dependent thereof) of the Company or any of its Subsidiaries. Nothing contained herein shall prevent Acquirer from terminating the employment of any employee of the Company or any of its Subsidiaries or amending the terms of or terminating any US Benefit Plan, Foreign Plan or Employment Agreement to the extent permitted by the terms of such plan or agreement.

Section 6.2 Insurance; Indemnity. h) Purchaser agrees that for a period of six years after the Effective Time it shall, and shall cause the Surviving Corporation and its Subsidiaries to, indemnify, defend and hold harmless, to the same extent that they are entitled to be indemnified under the existing certificate of incorporation or bylaws of the Company or any of its Subsidiaries, each Person who is now or has been an officer or director of the Company or any of its Subsidiaries and each of their successors and assigns (individually, an “Indemnified Person” and collectively, the “Indemnified Persons”), against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually incurred by the Indemnified Person in connection with any Proceeding arising out of or pertaining to acts or omissions (other than illegal acts or acts of fraud), or alleged acts or omissions (other than illegal acts or acts of fraud), by them in their capacities as such relating to any facts or events occurring on or prior to the Effective Time,

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whether commenced, asserted or claimed before or after the Effective Time; provided, however, that no indemnification shall be made to any Indemnified Person to the extent it is finally determined by a court of competent jurisdiction (after all rights to appeal shall have expired) that such Indemnified Person did not, with respect to the matter subject to indemnification hereunder, act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or any of its Subsidiaries. In the event of any such Proceeding, (i) Purchaser shall pay the reasonable fees and expenses of counsel selected by the Indemnified Person, which counsel shall be reasonably acceptable to Purchaser, in advance of the final disposition of any such Proceeding to the full extent and under all circumstances permitted by the DGCL as in effect on the date of this Agreement, upon receipt of any undertaking required by applicable Law, (ii) the Indemnified Persons shall cooperate and reasonably assist Purchaser in the defense of such Proceeding and (iii) Purchaser will direct the defense of any such matter; provided further, however, that Purchaser shall not be obligated pursuant to this Section 6.2(a) to pay the fees and disbursements of more than one counsel for all Indemnified Persons in any single Proceeding, except to the extent that, in the opinion of counsel for the Indemnified Persons, two or more of such Indemnified Persons have conflicting interests in the outcome of such action.

(b) Prior to the Closing Date, the Company shall purchase (and pay all related premiums and other associated costs) tail insurance for a minimum period of six years following the Effective Time covering each Indemnified Person with respect to claims arising from facts or events that occurred on or prior to the Effective Time, on coverage terms that are reasonably acceptable to Purchaser, and providing coverage at least as extensive as the current policies in place as of the date hereof.

(c) During the period of six years after the Effective Time, neither Purchaser nor the Surviving Corporation shall, nor shall either permit any of the Subsidiaries of the Surviving Corporation to, take any action directly or indirectly to disaffirm or adversely affect the provisions of the certificate of incorporation or bylaws (or equivalent organizational documents) or any other written agreements of the Company or any of its Subsidiaries that provide indemnification of and expense reimbursement to any Indemnified Person.

(d) The rights of each Indemnified Person under this Section 6.2 shall be in addition to any other rights such Indemnified Person may have under the certificate or certificate of incorporation or bylaws (or equivalent organizational documents) of the Surviving Company or any of its Subsidiaries, under the DGCL, other applicable Law or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

(e) In the event Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.2.

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ARTICLE VII

COVENANTS OF PURCHASER AND THE COMPANY

The parties hereto agree that:

Section 7.1 Access to Information. From the date of this Agreement until the Closing Date, the Company (a) will give Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and on reasonable notice to the officers, properties, books and records of and relating to the Company and its Subsidiaries, (b) will furnish to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information with respect to the Company and its Subsidiaries, as such Persons may reasonably request and (c) will instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate reasonably with Purchaser in its investigation of the Company and its Subsidiaries. Any information provided, or caused to be provided, by the Company or its Subsidiaries pursuant to this Section 7.1 shall be subject to the terms of the Confidentiality Agreement dated as of April 13, 2006 between the Company and Apollo Management VI, L.P. and the Confidentiality Agreement dated as of April 12, 2006 between the Company and Graham Partners, Inc.

Section 7.2 Required Actions. i) Subject to the terms and conditions of this Agreement and applicable Law, each of the parties hereto shall act in good faith and take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as practicable, including such actions or things as the other party may reasonably request in order to cause any of the conditions to such other party’s obligation to consummate the transactions contemplated by this Agreement to be fully satisfied. Without limiting the foregoing, the parties shall consult and fully cooperate with and provide assistance to each other in obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person as soon as reasonably practicable after filing. Prior to making any application or material written communication to or filing with any Governmental Entity or other Person in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

(b) Without limiting the generality of the undertakings in Section 7.2(a) and Section 7.3, the Company and Purchaser agree to (i) provide as promptly as practicable, information and documents requested by any Governmental Entity necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, (ii) take all actions that are necessary or reasonably advisable or as may be required by any Governmental Entity to consummate the transactions contemplated by this Agreement, including, without limitation, (A) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, any entities, assets or facilities of the Company or its Subsidiaries or any entity, facility or asset of Purchaser or its Affiliates, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a

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contractual obligation to a third party) and (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements (and, in each case, entering into agreements with the relevant Governmental Entity giving effect thereto); provided that any such action contemplated by this clause (ii) shall not be required to be effective prior to the Closing, (iii) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging consummation of the transaction contemplated hereby, including seeking to avoid the entry of, or have reversed, terminated or vacated, any stay or other injunctive relief which could prevent or materially delay the consummation of the transaction contemplated hereby and (iv) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any Proceeding that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would prevent or materially delay consummation of any such transaction, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this Section 7.2(b)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. The Company and Purchaser agree to offer the other party, if possible, a reasonable opportunity to participate in all telephonic conferences and all meetings with a Governmental Entity.

Section 7.3 Certain Filings. j) As soon as practicable, and in any event no later than five business days after the date of this Agreement, each of the parties hereto shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to transactions contemplated hereby and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable. Each of Purchaser and the Company shall furnish to the other such information and assistance as the other shall reasonably request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entity under the HSR Act or any comparable Laws of foreign jurisdictions, and each of Purchaser and the Company shall keep the other promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Entities.

(b) Each of the Company and Purchaser shall prepare and file any Other Filings required to be filed by them. The Company and Purchaser shall cooperate with each other and provide to each other all information necessary in order to prepare the Other Filings. The information provided by the Company and Purchaser for use in the Other Filings shall at all times prior to the Closing Date be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading. Each such filing shall, when filed, comply in all material respects with applicable Law.

(c) The Company shall take such actions and exercise reasonable diligence to obtain such governmental approvals, if any, required to be taken or obtained prior to consummation of the Merger pursuant to the New Jersey Industrial Site Recovery Act (“ISRA”). Purchaser shall reasonably cooperate with the Company with respect to pre-Closing ISRA-related

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tasks, including the execution of such documents and forms as may be required to achieve compliance with ISRA. The Company shall continue to be responsible for continued compliance with ISRA, and all actions, if any, required thereunder, after the consummation of the Merger.

Section 7.4 Public Announcements. Prior to the Effective Time, Purchaser and the Company will consult with each other before issuing any press release or making any public statement with respect to the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement unless the text of such statement shall first have been agreed to by the parties hereto.

Section 7.5 Notices of Certain Events. During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Section 9.1, each of Purchaser and the Company shall promptly notify the other: (a) following the receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby or of any Proceeding commenced or, to its knowledge threatened, against it which relates to or seeks to prohibit the consummation of the transactions contemplated hereby; and (b) of the occurrence or nonoccurrence of any event, the occurrence or non occurrence of which is likely to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

Section 7.6 Survival of Representations and Warranties. The representations and warranties in this Agreement shall not survive the Closing.

Section 7.7 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Section 9.1, the Company will not, and will cause its Affiliates, officers, directors, employees, agents and other representatives not to, directly or indirectly, take any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Purchaser, its Affiliates and their respective representatives) concerning (a) the acquisition or recapitalization of the Company or any of its Subsidiaries, (b) a merger, consolidation or other business combination involving the Company or any of its Subsidiaries, (c) the acquisition of all or a substantial portion of the assets or equity securities of the Company or any of its Subsidiaries or (d) similar transactions involving the Company or any of its Subsidiaries. The Company shall, and shall cause its Affiliates, officers, directors, employees, agents and other representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall use reasonable best efforts to enforce any confidentiality or similar provisions in agreements with other potential acquirors of the Company, including seeking to have any confidential information provided to another party either destroyed or promptly returned to the Company, in accordance with such agreements.

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Section 7.8 Financing. (a) From the date of this Agreement until the Closing, at the cost and expense of Purchaser (such costs and expenses to be reasonable), the Company shall, shall cause its Subsidiaries and employees to, and shall use its reasonable best efforts to cause its Affiliates, advisors, accountants and attorneys to, timely provide all cooperation reasonably requested by Purchaser in connection with the arrangement of the Debt Financing or any alternative to all or any portion thereof, including (A) causing appropriate officers, management and employees timely to (x) be available, on reasonable advance notice, to meet with prospective lenders, rating agencies and investors in meetings, drafting sessions, presentations, road shows and due diligence sessions, (y) provide management and legal representations to auditors and (z) assist with the preparation of business projections, financial statements, pro forma statements and other financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act of the type and form consistently included in offering memoranda, private placement memoranda, prospectuses and similar documents, and similar materials, (B) otherwise timely cooperating with the marketing efforts of Purchaser and its financing sources for any of the Debt Financing or any alternative to all or any portion thereof, (C) timely furnishing Purchaser with financial and other pertinent information regarding the Company as shall exist (or if not existing, timely preparing such financial or other pertinent information) and as may be requested by Purchaser, (D) using reasonable best efforts to provide title insurance lien waivers, estoppels, affidavits, non-disturbance agreements, memoranda of leases, legal opinions, surveys or other documents or deliveries, (E) assisting Purchaser (including by participating in drafting sessions) in the timely preparation of offering, information or syndication documents for any of the Debt Financing or any alternative to all or any portion thereof (“Offering Documents”), (F) using reasonable best efforts to facilitate the pledging of collateral and obtaining surveys and title insurance as reasonably requested by Purchaser, (G) using reasonable best efforts to obtain customary comfort letters from the auditors of the Company and consent from such auditors for use of any of their audit reports (including but not limited to by including such reports in any offering documents) and SAS 100 reviews, (H) timely providing and executing customary documents as may reasonably be requested by Purchaser or its financing sources, and (I) using reasonable best efforts to obtain customary legal opinions or other certificates or documents as may reasonably be requested by Purchaser; provided that none of the opinions, documents and certificates referenced in clause (I) above shall be executed and delivered except in connection with the Closing (and the effectiveness thereof shall be conditioned upon the occurrence of the Closing). The Company shall provide Purchaser and its financing sources as promptly as practicable (but in no event later than the time periods, if any, specified in Exhibit D to the Commitment Letters) the audited, unaudited and pro forma and other financial information or data set forth in such Exhibit D required to be furnished by the Company. At the request of Purchaser, the Company shall promptly commence an offer to purchase and related consent solicitation with respect to all of the outstanding aggregate principal amount of its 10 ¾% Notes on terms and conditions customary for similar debt tenders and consent solicitations such other terms and conditions as are reasonably acceptable to Purchaser and the Company (including the related consent solicitation, collectively, the “Debt Tender Offer”) and Purchaser shall assist the Company in connection therewith. Promptly following the expiration date of the consent solicitation, assuming the requisite consents are received, the Company shall execute a supplemental indenture to that certain indenture, dated as of July 22, 2002, among the Company, Berry Plastics Corporation, the other guarantors listed on the

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signature pages thereof, and U.S. Bank Trust National Association, as trustee, as modified by that certain Supplemental Indenture, dated as of August 6, 2002, among the Company, Berry Plastics Corporation, the other guarantors listed on the signature pages thereof, and U.S. Bank Trust National Association, as trustee and that certain Second Supplemental Indenture, dated as of November 20, 2003, among the Company, Berry Plastics Corporation, the other guarantors listed on the signature pages thereof, and U.S. Bank Trust National Association, as trustee (as otherwise amended or supplemented from time to time, the “Indenture”), amending the terms and provisions of the Indenture in a form customary for similar consent solicitations, including to permit the consummation of the Merger and the other transactions contemplated hereby, which supplemental indenture shall become operative immediately prior to the Effective Time, and shall use all reasonable efforts to cause the trustee under the Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing. The closing of the Debt Tender Offer shall be conditioned on the occurrence of the Closing, and the parties shall use all reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date. Concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Company shall accept for purchase and purchase the 10 ¾% Notes properly tendered and not properly withdrawn in the Debt Tender Offer. Purchaser shall indemnify and hold the Company harmless with respect to the foregoing matters, other than in the case of fraud or intentional misrepresentation by the Company.

(b) From the date of this Agreement until the Closing, each of Purchaser and Merger Sub will use its reasonable best efforts to comply with their respective obligations under the Commitment Letters and will use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) satisfy all conditions applicable to Purchaser and Merger Sub in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters, Purchaser will use its reasonable best efforts to arrange to obtain any such portion from alternative sources on substantially comparable or more favorable terms (provided that any economic terms shall be no less favorable than the economic terms of the Debt Financing) to Purchaser (as determined in the reasonable judgment of Purchaser) as promptly as practicable following the occurrence of such event.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company or Purchaser in whole or in part, to the extent permitted by applicable Law:

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(a) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the consummation of the transactions contemplated hereby, and there shall be no proceeding pending by a Governmental Entity seeking such relief; provided, that the parties shall use their commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted, and provided further that nothing in this Section 8.1(a) is intended to limit the obligations of Purchaser and Merger Sub under Sections 7.2 and 7.3, in each case solely with respect to regulatory approvals; and

(b) HSR Act Waiting Period. Any applicable waiting period under the HSR Act relating to the transaction contemplated hereby shall have expired or terminated.

Section 8.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to effect the transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by the Company:

(a) Accuracy of Representations and Warranties. All representations and warranties made by Purchaser and Merger Sub herein shall be true and correct in all respects (i) as of the date of this Agreement and (ii) as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all respects only as of such specific date or time; except for the purposes of clause (ii) of this condition for such failures of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”)) as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser and Merger Sub to perform their obligations hereunder and consummate the Merger on the Closing Date;

(b) Compliance with Covenants. Purchaser and Merger Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date;

(c) Certified Resolutions. The Company shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Merger Sub, of the resolutions duly and validly adopted by the board of directors of Merger Sub and by Purchaser as the sole stockholder of Merger Sub, evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(d) Officer’s Certificates. The Company shall have received such certificates of Purchaser and Merger Sub, dated the Closing Date and signed by an executive officer of Purchaser, to evidence satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b)

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(insofar as each relates to Purchaser and Merger Sub) as may be reasonably requested by the Company.

Section 8.3 Conditions Precedent to the Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by Purchaser:

(a) Accuracy of Representations and Warranties. All representations and warranties made by the Company herein shall be true and correct in all respects (i) as of the date of this Agreement and (ii) as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all respects only as of such specific date or time; except for the purposes of clause (ii) of this condition for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all respects only as of such specific date or time; except for such failures of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Company Material Adverse Effect” set forth herein) as would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) Compliance with Covenants. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date;

(c) Material Adverse Effect. Since the date of this Agreement, there has not been any event, change or development which would have a Company Material Adverse Effect;

(d) Certified Resolutions. Purchaser and Merger Sub shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the board of directors and the Stockholders, evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(e) Officer’s Certificates. Purchaser shall have received (i) such certificate of the Company, dated the Closing Date, signed by an executive officer of the Company to evidence satisfaction of the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) as may be reasonably requested by Purchaser; and (ii) a certificate satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3), in form and substance reasonably satisfactory to Purchaser, confirming that the Company is not and was not within the past five years a U.S. real property holding corporation within the meaning of Section 897 of the Code.

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ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Company and Purchaser;

(b) by either the Company or Purchaser if (i) any Governmental Entity shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable or (ii) any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity after the date of this Agreement which prohibits the consummation of the transactions contemplated hereby shall be in effect; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 7.2 and Section 7.3) has been the primary cause of, or resulted in, such action;

(c) by either the Company or Purchaser if the Effective Time shall not have occurred on or before the six-month anniversary of the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 7.2 and Section 7.3) has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(d) by the Company if there has been a breach of any representation, warranty, obligation, agreement or covenant made by Purchaser or Merger Sub in this Agreement, such that the conditions in Section 8.2(a) and Section 8.2(b) are not capable of being satisfied and which shall not have been cured by Purchaser or Merger Sub within 30 days after receipt of written notice from the Company requesting such breach to be cured; provided that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to the Company if the failure of the Company to fulfill any obligation under this Agreement (including the Company’s obligations set forth in Section 7.2 and Section 7.3) has been the primary cause of, or resulted in, such breach; or

(e) by Purchaser if there has been a breach of any representation, warranty, obligation, agreement or covenant made by the Company in this Agreement, such that the conditions in Section 8.3(a) and Section 8.3(b) are not capable of being satisfied and which shall not have been cured by the Company within 30 days after receipt of written notice from Purchaser requesting such breach to be cured; provided that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to Purchaser if the failure of Purchaser to fulfill any obligation under this Agreement (including Purchaser’s obligations set forth in Section 7.2 and Section 7.3) has been the primary cause of, or resulted in, such breach.

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Section 9.2 Effect of Termination. (a) In the event of any termination of this Agreement pursuant to Section 9.1, this Agreement forthwith shall become void and of no further force or effect, and no party hereto (or any of its Affiliates, stockholders directors, officers, agents or representatives) shall have any liability or obligation hereunder, except in accordance with this Section 9.2 (including the Purchaser Termination Fee provisions of Section 9.2(b)), Section 10.1, Article XI and the confidentiality provisions of Section 7.1, in each case which shall survive any such termination. Nothing in this Section 9.2(a) shall be deemed to release any party from any liability for any prior breach of any terms or provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement pursuant to Section 11.4 or the rights of any party in the case of fraud or intentional misrepresentation.

(b) Notwithstanding anything in this Agreement to the contrary (including, for the avoidance of doubt, the last sentence of Section 9.2(a)), in the event the conditions to Closing set forth in Section 8.1 and 8.3 are satisfied or waived (other than those conditions which by their nature cannot be satisfied until the Closing, but which conditions at the time of termination shall be capable of being satisfied), Purchaser or Merger Sub breaches its obligation to effect the Closing at such time as contemplated by Section 2.2 or such later time as agreed to by the Company because of a failure to receive the proceeds from the Debt Financing or the failure to have received the proceeds of any alternative financing to the extent contemplated by Section 7.8 (a “Debt Receipt Failure”), and this Agreement is terminated pursuant to Section 9.1, then Purchaser shall pay or cause to be paid to the Company $60,000,000 (the “Purchaser Termination Fee”) in immediately available funds within two business days following such termination, provided that if the Closing does not occur by reason of a failure of the Company to comply with its obligations under Section 7.8(a) or a failure of the conditions set forth in Section 8.1 or Section 8.3, no Purchaser Termination Fee shall be payable and Section 9.1(a) shall otherwise be applicable. Other than with respect to a willful or intentional breach by Purchaser or Merger Sub of a representation, warranty, covenant or agreement contained in this Agreement or in any related schedule, exhibit, letter, agreement or instrument, in which case Section 9.2(c) shall exclusively apply, (i) the right of the Company to receive payment of the Purchaser Termination Fee in accordance herewith shall be the sole and exclusive remedy of the Company and its Stockholders and their respective Affiliates against Purchaser, Merger Sub and any of their respective Affiliates for any loss or damage suffered as a result of a Debt Receipt Failure and (ii) in no event will the Company or any of its Stockholders or any of their respective Affiliates seek to recover any other money damages or seek any other remedy from Purchaser or Merger Sub (or their respective Affiliates) with respect to a Debt Receipt Failure, regardless of whether such monetary damages or other remedies are based on a claim in law or equity, and all such claims are hereby waived.

(c) Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.2(b), in no event will Purchaser, Merger Sub and their respective Affiliates, stockholders, partners, members, directors, officers or agents be subjected to liability in excess of $100,000,000 in the aggregate (inclusive of any Purchaser Termination Fee but exclusive of any amount payable pursuant to Section 11.14) for losses and damages suffered or incurred by the Company and its Stockholders arising from or in connection with breaches by Purchaser or

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Merger Sub of the representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE X

REPRESENTATIVE

Section 10.1 Appointment of Representative.

(a) GS Capital Partners 2000, L.P., a Delaware limited partnership (and any of its successors or assigns so long as any such assign is an Affiliate of GS Capital Partners 2000, L.P.) is hereby appointed to act as a representative (the “Representative”) under this Agreement for the Stockholders and holders of Vested Options and, as such, to act, as agent (with full power of substitution) of the Stockholders and holders of Vested Options, to take such action on such Persons’ behalf with respect to all matters relating to this Agreement and the Escrow Agreement, including without limitation, to make all determinations, agreements and settlements relating to the Final Closing Statement, to sign receipts, consents and other documents to effect any of the transactions contemplated by this Agreement or the Escrow Agreement and to take all actions necessary or appropriate in connection with the foregoing. All such determinations, agreements, settlements and compromises made by the Representative shall be binding on all of the Stockholders and holders of Vested Options and their respective successors and assigns. The Representative shall not take any action or authorize any action on behalf of any Stockholders or holders of Vested Options if it would treat any of the Stockholders or holders of Vested Options in a non-ratable or otherwise discriminatory manner or if it would increase the liability of the Stockholders or holders of Vested Options. The Representative shall not have any duties or responsibilities except those contemplated by this Agreement and the Escrow Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Representative.

(b) Purchaser, Merger Sub and the Escrow Agent shall be entitled to conclusively rely on the instructions, decisions and acts of the Representative required, permitted or contemplated to be taken by the Representative hereunder or under the Escrow Agreement, and Purchaser, Merger Sub and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any instructions, decisions or acts of the Representative. Purchaser, Merger Sub and the Escrow Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by or on behalf of the Representative, and reasonably believed by Purchaser, Merger Sub or the Escrow Agent to be genuine and to have been signed and presented by the proper party or parties.

(c) The Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Stockholder, holder of Vested Options, Purchaser or Merger Sub, or any other evidence deemed by the Representative to be reliable, and the Representative shall be entitled to act on the advice of counsel selected by it. The Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of such Stockholders or

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holders of Vested Options as it deems appropriate or it shall have been expressly indemnified to its satisfaction by the Stockholders and holders of Vested Options appointing it according to their respective ownership interests in the Company against any and all liability and expense that the Representative may incur by reason of taking or continuing to take any such action.

(d) The Representative shall be entitled to retain counsel and to incur such expenses as the Representative deems to be necessary or appropriate in connection with the performance of its obligations under this Agreement and the Escrow Agreement, and all such fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the Representative shall be taken out of the Representative Escrow Amount.

(e) The Stockholders and holders of Vested Options shall indemnify the Representative (in its capacity as such) ratably according to their respective ownership interests in the Company against, and shall hold the Representative (in its capacity as such) harmless from, any and all losses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Representative in such capacity in any way relating to or arising out of its action or failures to take action pursuant to this Agreement or the Escrow Agreement or in connection herewith or therewith in such capacity (other than in the case of illegal acts or acts of fraud by the Representative). The agreements in this Section 10.1 shall survive termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by fax (with immediate confirmation) or nationally recognized overnight courier service, as follows:

(a) if to Purchaser or Merger Sub, to:

BPC Holding Acquisition Corp.
c/o Apollo Management VI, L.P.
9 West 57th St.
New York, New York 10019
Attn: Robert V. Seminara
Fax: (212) 515-3263

with a copy to:

Graham Partners, Inc.
3811 West Chester Pike, Building 2, Suite 200
Newton Square, Pennsylvania 19073
Attn: Christopher A. Lawler

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Fax: (610) 408-0600

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd St.
New York, New York 10019
Attn: Andrew J. Nussbaum, Esq.
Fax: (212) 403-2000

(b) if to the Company, to:

BPC Holding Corporation
101 Oakley Street
Evansville, Indiana 47710
Attn: Ira G. Boots
Fax: (812) 421-9804

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn: Warren S. de Wied, Esq.
Fax: (212) 859-4000

or to such other Person or address or facsimile number as any party shall specify by like written notice to the other parties hereto (any such notice of a change of address to be effective only upon actual receipt thereof).

Section 11.2 Entire Agreement. This Agreement (including the Company Disclosure Schedule and the exhibits hereto), the Escrow Agreement and the Confidentiality Agreements referred to in Section 7.1, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements and understandings between any of the parties hereto with respect to the subject matter hereof.

Section 11.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by any party (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Merger Sub may designate, by written notice to the Company, a Subsidiary that is wholly-owned by Merger Sub to be merged with and into the Company in lieu of Merger Sub, in which event this Agreement will be amended such that all references in this Agreement to Merger Sub will be deemed references to such Subsidiary, and in that case, and pursuant to such amendment, all representations and warranties made in this Agreement with respect to Merger Sub will be deemed representations and warranties made with respect to such

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Subsidiary as of the date of such designation. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto or their respective successors and permitted assigns and, with respect to Section 10.1, the Representative, and with respect to Section 6.2, the Indemnified Persons, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company, Purchaser or Merger Sub in accordance with the terms of this Agreement and that Purchaser, Merger Sub and the Company shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity; provided, however, that the Company shall not be entitled to seek or obtain specific performance in the event of a Debt Receipt Failure, in which case the Purchaser Termination Fee as set forth in Section 9.2(b) shall be the sole and exclusive remedy.

Section 11.5 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense.

Section 11.6 Amendments. This Agreement may be amended by the parties at any time prior to the Closing Date; provided, that this Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto.

Section 11.7 Waivers. At any time prior to the Closing Date, the Company, on the one hand, or Purchaser, on the other hand, may, to the extent legally allowed, (a) extend the time specified herein for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party or parties to be bound thereby. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

Section 11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in

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good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 11.9 Captions. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.10 Counterparts. This Agreement may be executed in counterparts (including by means of facsimile), each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

Section 11.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws.

Section 11.12 Jurisdiction; Venue; Services of Process. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or Proceeding, the United States District Court for the District of Delaware, for any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or Proceeding, the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 11.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT

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OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

Section 11.14 Certain Fees and Expenses. If any Proceeding is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and reasonable other costs and expenses incurred in connection with such Proceeding, in addition to any other relief to which it may be entitled.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BPC HOLDING CORPORATION

By:____________________________
                              Name: Ira G. Boots
Title: President and Chief Executive Officer

BPC HOLDING ACQUISITION CORP.

By:____________________________
Name:
Title:

BPC ACQUISITION CORP.

By:____________________________
Name:
Title: